Exhibit 10.51

EXECUTION VERSION

ARRANGEMENT AGREEMENT

among

ACORN ENERGY, INC.,

COREWORX INC.

and

DECISION DYNAMICS TECHNOLOGY LTD.

Dated as of March 2, 2010

TABLE OF CONTENTS

Section 9.10	Waiver of Jury Trial.	63
Section 9.11	Headings.	63
Section 9.12	Counterparts.	63
Section 9.13	Adjustment.	63
Section 9.14	Currency.	63

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”) is made as of March 2, 2010 by and among Acorn Energy, Inc., a Delaware corporation (“Parent”), Coreworx Inc., a corporation incorporated under the Business Corporations Act (Ontario) and a wholly-owned subsidiary of Parent (“Purchaser”) and Decision Dynamics Technology Ltd. a corporation incorporated under the Canada Business Corporations Act (the “Company”).

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each approved the terms and conditions of a business combination of the Company and the Purchaser, upon the terms and subject to the conditions set forth herein;

WHEREAS, the business combination of the Company and the Purchaser shall be effected by the terms of this Agreement through a plan of arrangement, pursuant to section 192 of the CBCA (as defined below), of the Company;

WHEREAS, the Arrangement (as defined below) is intended, among other things, to provide holders of the Aggregate Outstanding Company Stock with the opportunity to dispose of their shares of Company Common Stock in exchange for shares of Parent Common Stock on the terms and subject to the conditions set out herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Arrangement is fair to the Company Shareholders (as defined below) and in the best interests of the Company, approved this Agreement and declared its advisability and approved the Arrangement and the other transactions contemplated by this Agreement, and (ii) resolved to recommend acceptance of the Arrangement and adoption of this Agreement by the Company Shareholders and Company Optionholders (each as defined below); and

WHEREAS, as a condition and as an inducement to the Parent’s willingness to enter into this Agreement, the Parent, the Purchaser and (i) each Insider (as defined below) who holds Company Securities (the “Company Insiders”) and (ii) certain Major Shareholders (as defined below) who hold Company Securities,  have entered into Support Agreements substantially in the form annexed hereto as Annex III (collectively, the “Support Agreements”), pursuant to which, among other things, such Company Insiders and Major Shareholders have irrevocably agreed to exercise all voting rights attaching to their Company Securities beneficially owned by them in favour of the Arrangement and against any competing proposals.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01	Definitions.

(a) For purposes of this Agreement:

“Action” means any investigation, litigation, suit, claim, action, or other legal, administrative or arbitration proceeding of any nature whatsoever.

“Affiliate” of a specified Person means any other Person who, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common Control with, such specified Person.

“Aggregate Outstanding Company Stock” means a number of shares of Company Common Stock which, subject to Sections 6.10 and 6.11, shall not exceed 59,005,466 shares of Company Common Stock outstanding on the date hereof, plus such shares of Company Common Stock as shall be issued upon the exercise of Company Stock Options, Deferred Share Units or Company Warrants or issued as Shares for Service, in accordance with the terms and conditions hereof.

“Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for each of the fiscal years ended December 31, 2008 and December 31, 2007 together with the notes thereto and the auditors’ report thereon.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.02 hereof or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order.

“Arrangement Resolution” means the special resolution of the Company Shareholders and Company Optionholders, to be substantially in the form and content of Annex I annexed hereto.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required to be sent to the Director after the Final Order is made.

“Books and Records” means all books of account, share registers and other financial and corporate records, copies of tax records, sales and purchase records, customer and supplier lists, formulae, business reports, registers and operating manuals, plans and projections and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form), of the Company and each Company Subsidiary.

“Business Day” means any day on which banks are not required or authorized to close in the City of Toronto or in the City of Calgary or the City of Edmonton.

“Canadian Dollars” or “Cdn.$” means lawful currency of Canada.

“Canadian Securities Laws” means all applicable securities laws in the provinces of Canada, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, the respective regulations, rules, orders and forms under such laws and the applicable published policy statements of and any exempting orders issued by the Canadian Securities Regulators.

“Canadian Securities Regulators” means the securities commission or other securities regulatory authority in each of the provinces of Canada.

“CBCA” means the Canada Business Corporations Act as in effect as of the date hereof and as may be amended from time to time prior to the Effective Time.

“Certificate” means a certificate or certificates representing shares of Company Common Stock.

“Circular” means the notice of the Company Meeting, accompanying management proxy circular and forms of proxy, including all appendices thereto, to be sent to the Company Shareholders and the Company Optionholders, as applicable, in connection with the Company Meeting, as same may be amended from time to time.

“Closing” means the closing of the Transactions contemplated by this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common shares of the Company, without par value.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser concurrently with the execution of this Agreement.

“Company Financial Advisor” means Meyers Norris Penny LLP.

“Company Insider” means (a) a director, senior officer or Affiliate of the Company, or (b) any Person who beneficially owns, directly or indirectly, Company Common Stock or who exercises control or direction over Company Common Stock or a combination of both carrying more than 10 per cent of the voting rights attached to all shares of Company Common Stock outstanding at the date hereof.

“Company Material Adverse Effect” means any change, circumstance, occurrence, event, fact or effect (a) that has given rise to, or would reasonably be expected to give rise to, a material adverse change, or that has had, or would reasonably be expected to have, a material adverse effect (taken alone or in the aggregate with any other adverse change or effect) in, on or with respect to the business, results of operations, condition (whether financial or otherwise), capital or future prospects of the Company and the Company Subsidiaries taken individually or as a whole; or (b) that is preventing or materially impeding, or is reasonably likely to prevent or materially impede, the Company from performing its obligations under this Agreement; provided, however, that the definition set forth in clause (a) above shall not include any event, circumstance, change, occurrence, fact or effect resulting solely from or relating solely to: (i) changes in the North American or international financial markets in general, (ii) any change in the market price or trading volume of the Company Common Stock, (iii) changes in general economic conditions in any region in which the Company or the Company Subsidiaries operate, (iv) changes in the industry in which the Company and the Company Subsidiaries operate, (v) the public announcement of this Agreement or the Transactions, (vi) any change in Laws of general applicability or any interpretation thereof by any Governmental Authority, (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, or (viii) changes in GAAP, provided, that in the case of clauses (i), (iii), (iv) and (vi) that such change does not effect the Company and the Company Subsidiaries in a manner that is materially disproportionate to the effect on companies of a similar size operating in the same industry as the Company.

“Company Meeting” means the special meeting of the Company Shareholders and Company Optionholders, including any adjournment thereof, to be called and held in accordance with the Interim Order, to consider the Arrangement, and for any other proper purpose as may be set out in the notice for such meeting.

“Company Optionholders” means the holders of Company Stock Options.

“Company Permit” means all franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and proposed to be conducted after the Effective Time.

“Company Reports” means all forms, news releases, reports, statements, schedules and other documents required to be filed by the Company with the Canadian Securities Regulators, whether filed prior to or subsequent to the date hereof.

“Company Securities” means collectively the Company Common Stock, the Company Warrants, the Company Stock Options, the Deferred Share Units, the Shares for Service and any other shares or securities of any nature issued by the Company from time to time.

“Company Shareholders” means the holders of Company Common Stock.

“Company Stock Options” means, at any time or times, the options to purchase shares of Company Common Stock, granted under the Company Stock Option Plan, whether or not exercisable and whether or not vested, being outstanding and unexercised, at such time or times.

“Company Stock Option Plan” means the stock option plan of the Company as amended to date and as it may be further amended from time to time as expressly permitted by this Agreement.

“Company Subsidiaries” means each of Decision Dynamics Technology Inc., and any other Subsidiary of the Company from time to time.

“Company Warrants” means the share purchase warrants issued by the Company on June 29, 2007, to MMV Financial Inc., that are exercisable for an aggregate of 1,265,000 shares of Company Common Stock at an exercise price of $0.305 per share.

“Company Warrantholders” means the holders of Company Warrants.

“Confidentiality Agreement” means the confidentiality agreement dated as of September 30, 2009 between the Purchaser and the Company.

“Contamination” means the presence of, or Release on, under, from or to the environment of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and with good commercial practice.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means the Court of Queen’s Bench of Alberta.

“Deferred Share Units” means those deferred share units issued pursuant to the Share Accumulation Plan whereby deferred share units can be exchanged for either cash or Company Common Stock.

“Deferred Share Unitholders” means the holders of Deferred Share Units.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Dissent Rights” means the rights of holders of Company Common Stock to dissent in respect of the Arrangement as described in Section 3.01 of the Plan of Arrangement.

“Dissenting Shareholder” means a holder of Company Common Stock who duly exercises Dissent Rights in respect of the shares of Company Common Stock held by such holder.

“Drop Dead Date” means May 28, 2010 or such later date as may be mutually agreed by the parties to this Agreement.

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date.

“Environmental Laws” means any Law, permit, authorization and opinion relating to: (A) the environment, human health or safety associated with the environment, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odour, wetlands, pollution, Contamination or any injury or threat of injury to persons or property.

“Escrow Agreement” means the escrow agreement to be entered into among the Parties, the Major Shareholders, Company Insiders and Computershare Investor Services Inc., as escrow agent, pursuant to which the Major Shareholders and Company Insiders will deposit the Parent Stock that they receive pursuant to the Arrangement with one-third of such shares being released on Closing, one-third of such shares being released on the date that is 90 days from Closing and the remainder of such shares being released on the date that is 180 days from Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” means the date that is two Business Days prior to the Effective Date.

“Expense Reimbursement Costs” means and includes all documented, out-of-pocket expenses incurred in connection with the acquisition contemplated by this Agreement, including without limitation all lawyers, accountants, consultants, experts and investment banking fees and expenses incurred by a party to this Agreement or any of its Affiliates in connection with or relating to the preparation, authorization, negotiation, execution and/or performance of this Agreement and the transactions contemplated thereby, including the financing thereof.

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

“Financial Statements” means, collectively, the Annual Financial Statements and the Third Quarter Financial Statements.

“Generally Accepted Accounting Principles” or “GAAP” means those accounting principles which are recognized as being generally accepted in Canada by the Canadian Institute of Chartered Accountants from time to time, as set out in the Handbook published by the Canadian Institute of Chartered Accountants, as amended from time to time.

“Governmental Authority” means: (i) any domestic or foreign, national, federal, provincial, state, county, local, municipal or regional government or body; (ii) any multinational, multilateral or international body; (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel; or (vi) any person employed by, acting for, or on behalf of, any of the foregoing bodies; and without limiting the generality of the foregoing, shall include the Canadian Securities Regulators and the U.S. Securities Regulators.

“Hazardous Substances” means: (A) any hazardous substance, pollutant or contaminant, as such terms are defined under any Environmental Law; (B) any petroleum or petroleum product or by-product, asbestos or asbestos-containing material, urea-formaldehyde, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; and (C) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to or could give rise to Liability under any Environmental Law.

“Indebtedness” means, as of a given time, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Company or any of the Company Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, and any commitment by which the Company or any of the Company Subsidiaries assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (ii) all indebtedness guaranteed in any manner by the Company or any of the Company Subsidiaries, including a guarantee in the form of an agreement to repurchase or reimburse; (iii) all obligations under capitalized leases in respect of which the Company or any of the Company Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company or any of the Company Subsidiaries assures a creditor against loss; and (iv) all interest, prepayment penalties, premiums, fees and expenses (if any) thereon.

“Intellectual Property” means (i) Canadian, United States and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, industrial designs and other source identifiers, and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.02.

“Laws” means all laws, statutes, codes, ordinances, decrees, consent decrees, rules, regulations, by-laws, statutory rules, policies, judicial or arbitral or administrative or ministerial or departmental or judgments, Privacy Laws, orders, decisions, rulings, letters of finding or awards, agency requirements, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking or securities.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Liens” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, claims or rights of third parties of any kind, including, without limitation, any option, agreement, right of first refusal or right of first offer or limitation on voting rights.

“Major Shareholders” means such major shareholders of the Company as may be identified by the Purchaser including, but not limited to, Mosaic Venture Partners II Limited Partnership and Edgestone Capital Venture Fund Nominee, Inc.

“Misrepresentation” shall have the meaning attributed to such term in the OSA.

“NASDAQ” means the NASDAQ Global Market.

“Order” means any legally enforceable judgment, order, decision, writ, injunction, stipulation, ruling or decree of, or any settlement under jurisdiction of, any Governmental Authority.

“OSA” means the Securities Act (Ontario), as in effect as of the date hereof and as may be amended from time to time prior to the Effective Date.

“Parent Common Stock” means the common stock of the Parent, par value U.S. $0.01 per share.

“Parent Material Adverse Effect” means any change, circumstance, occurrence, event, fact or effect (a) that has given rise to, or would reasonably be expected to give rise to, a material adverse change, or that has had, or would reasonably be expected to have, a material adverse effect (taken alone or in the aggregate with any other adverse change or effect) in, on or with respect to the business, results of operations, condition (whether financial or otherwise), capital or future prospects of the Parent and its subsidiaries taken individually or as a whole; or (b) that is preventing or materially impeding, or is reasonably likely to prevent or materially impede, Parent from performing its obligations under this Agreement; provided, however, that the definition set forth in clause (a) above shall not include any event, circumstance, change, occurrence, fact or effect resulting solely from or relating solely to: (i) changes in the North American or international financial markets in general, (ii) any change in the market price or trading volume of the Parent Common Stock, (iii) changes in general economic conditions in any region in which the Parent or its subsidiaries operate, (iv) changes in the industry in which the Parent and its subsidiaries operate, (v) the public announcement of this Agreement or the Transactions, (vi) any change in Laws of general applicability or any interpretation thereof by any Governmental Authority, (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof,  or (viii) changes in generally accepted accounting principles applicable in the United States provided, that in the case of clauses (i), (iii), (iv) and (vi) that such change does not effect the Parent and its subsidiaries in a manner that is materially disproportionate to the effect on companies of a similar size operating in the same industry as the Parent.

“Parties” means collectively, the Company, the Parent and the Purchaser.

“Permitted Liens” means, in respect of the Company and the Company Subsidiaries, (A) statutory liens for current Taxes and assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith, by the Company or such Company Subsidiary, as the case may be and for which a reserve has been established by the Company or such Company Subsidiary on its Books and Records, and (B) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar statutory liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (C) zoning, entitlement, building and other land-use regulations imposed by governmental agencies having jurisdiction over real property which are not violated by the current use and operation of the real property, and (D) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used.

“Person” shall be broadly interpreted and includes any natural person, legal person, partnership, limited partnership, joint venture, unincorporated association or other organization, trust, trustee, executor, administrator or liquidator, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted and whether or not a legal entity.

“Personal Information” means information about an identifiable individual.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Annex II annexed hereto and any amendments or variations thereto made in accordance with Section 9.02 hereof or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Privacy Laws” means all applicable laws, statutes, codes, ordinances, decrees, consent decrees, rules, regulations, by-laws, statutory rules, letters of finding, policies, judicial or arbitral or administrative or ministerial or departmental or judgments, orders, decisions, rulings or awards, agency requirements relating to the collection, use and disclosure of Personal Information, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, statutory body or self-regulatory authority.

“Purchase Consideration” means the 1,000,000 shares of Parent Common Stock to be issued to Company Shareholders (less the number of shares of Parent Common Stock, if any, that would otherwise have been issuable in respect of Company Common Stock held by Dissenting Shareholders), pursuant to the Plan of Arrangement.

“Purchaser Parties” means, collectively, the Parent and the Purchaser.

“Recommendation” means the unanimous recommendation of the Company Board to the Company Shareholders that the Company Shareholders and the Company Optionholders vote in favour of the Arrangement Resolution, the acceptance of the Arrangement and, as applicable, the adoption of this Agreement.

“Record Date” means the date determined by the Company Board as the record date for purposes of the Company Meeting, in accordance with applicable Laws.

“Regulatory Approval” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities required to consummate the Plan of Arrangement.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of a Hazardous Substance from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly-owned treatment works, or waste treatment, storage or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling, and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual Release of Hazardous Substances.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Legislation” means the Securities Act, the Exchange Act, the state “blue sky” securities laws of the states and territories of the United States, and the Canadian Securities Laws, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes, as well as the rules, regulations, bylaws and policies of the TSXV and the NASDAQ.

“Share Accumulation Plan” means the share accumulation plan of the Company dated March 9, 2006.

“Shares For Service” means the 662,089 shares of Company Common Stock reserved for issuance to certain employees of the Company as set forth in Section 3.05(f) of the Company Disclosure Schedule.

“Software” means any and all software that is owned by the Company and the Company Subsidiaries, including without limitation any and all prior versions thereof, and work in progress, customer/client software adapters, computer programs (in all formats), algorithms, source code, object code, modules, components, strings and interfaces directly or indirectly relating thereto, as identified in Section 3.15(b) of the Company Disclosure Schedule, and any and all documentation directly or indirectly relating thereto, and all Intellectual Property rights arising thereunder or included therein.

“Subsidiary” or “Subsidiaries” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (a) owns, directly or indirectly, 50% or more of the outstanding common stock, limited partnership or member interests or other equity interests, or otherwise has a financial interest of 50% or more thereof, or (b) is or Controls a general partner or other managing body of such legal entity.

“Supporting Persons” means those Persons who have executed Support Agreements and are identified in Section 3.05(g) of the Company Disclosure Schedule.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, net worth, gross receipts, property, sales, use, capital stock, payroll, employment, social security, Canada Pension Plan or Quebec Pension Plan, workers’ compensation or unemployment insurance or compensation, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; and including any Liability in respect of any item described above as a transferee or successor, pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Tax Returns” means all returns, reports, declarations, designations, schedules, notices, forms, elections, information statements, remittances and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports and any attachments thereto) with respect to Taxes filed or required to be filed with any taxing authority, domestic or foreign.

“Third Quarter Financial Statements” means the unaudited consolidated financial statements of the Company for the nine months ended September 30, 2009, together with the notes thereto.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Support Agreements, the Employment Agreement and all other agreements and documents contemplated hereunder, executed herewith or required to implement or give effect to the Transactions, to which the Company is a party.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and by any of the Transaction Documents, and including, for greater certainty, the Arrangement.

“TSXV” means the TSX Venture Exchange.

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“United States Dollars” or “U.S.$” means lawful currency of the United States.

“U.S. Securities Laws” means the Securities Act, the Exchange Act, the state “blue sky” securities laws of the states and territories of the United States, and in each case the rules and regulations promulgated thereunder.

“U.S. Securities Regulators” means the SEC or any state securities regulatory authority in the United States.

(b) The following terms have the meanings set forth in the Sections set forth below:

Defined Term Location of Definition

Defined Term	Location of Definition

Acknowledgement	Section 6.14
Acquisition Proposal	Section 6.03(d)
Agreement	Preamble
Amended Offer	Section 6.03(f)
Approvals	Section 3.08(c)
Beneficiaries	Section 6.17(c)
Company	Preamble
Company Board	Recitals
Company Insiders	Recitals
Company Licensed Intellectual Property	Section 3.15(a)
Company Owned Intellectual Property	Section 3.15(a)
Customers	Section 3.13
Disclosed Personal Information	Section 6.02(b)
Employment Agreements	Section 6.14
Exchange Ratio	Section 2.09(a)
Environmental Permits	Section 3.17(c)
FCPA	Section 3.22(c)
ITCs	Section 3.16(m)
Leases	Section 3.14(d)
Material Contracts	Section 3.11(a)
Parent	Preamble
Plans	Section 3.12(m)
Pre-Acquisition Transaction	Section 5.02
Proposed Agreement	Section 6.03(f)
Purchaser	Preamble
Required Approval	Section 2.02(b)
Related Party Agreement	Section 3.11(a)
Representatives	Section 6.03(a)
Restrictive Agreement	Section 3.11(a)
Support Agreements	Recitals
Superior Proposal	Section 6.03(e)
tax asset	Section 3.16(n)
Termination Date	Section 8.02(a)
Transaction Resolution	Section 5.02
Transfer Taxes	Section 6.09
U.S. GAAP	Section 4.09

ARTICLE II.
ARRANGEMENT

Section 2.01	Implementation Steps by the Company.

Subject to the terms of this Agreement, the Company covenants in favour of the Parent and the Purchaser that the Company shall:

a)           As soon as reasonably practical after execution and delivery of this Agreement and the preparation of a substantially completed Circular in accordance with Section 2.04, but in any event no later than March 29, 2010 or such other date as agreed to by the Purchaser, and in cooperation with the Purchaser’s and Parent’s counsel, apply in a manner acceptable to the Parent and the Purchaser, acting reasonably, under Section 192 of the CBCA for an order approving the Arrangement and the Interim Order, and thereafter proceed with and diligently seek to obtain the Interim Order and complete the Arrangement;

b)           As soon as reasonably practicable, convene and hold the Company Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting with the prior approval of the Purchaser acting reasonably), in accordance with the Interim Order;

c)           Include the Recommendation in the Circular (which Recommendation, for greater certainty, shall be subject to the provisions of Section 6.03);

d)           Subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

e)           Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

Section 2.02	Interim Order

The Notice of motion for the application referred to in Section 2.01(a) shall request that the Interim Order provide:

a)           For the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

b)           That the requisite approval (the “Required Approval”) for the Arrangement Resolution shall be (i) 66-2/3% of the votes cast on the Arrangement Resolution by the Company Shareholders, voting as a class, present in person or by proxy at the Company Meeting; (ii) 66-2/3% of the votes cast on the Arrangement Resolution by the Company Optionholders, voting as a separate class, present in person or by proxy at the Company Meeting; such that each Company Shareholder is entitled to one vote for each share of Company Common Stock held, and each Company Optionholder is entitled to one vote for each share of Company Common Stock that such holder would have received on a valid exercise of such Company Stock Option or such other majority(ies) as may be approved by the Court;

c)           That, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

d)           That the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court;

e)           For the grant of the Dissent Rights; and

f)            For the notice requirements respecting the presentation of the application to the Court for a Final Order.

Section 2.03	Articles of Arrangement.

The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, implement the Plan of Arrangement.

Section 2.04	Circular.

a)           As promptly as practicable after the execution and delivery of this Agreement, the Company and its legal counsel shall finalize the Circular, which shall include information provided by the Purchaser Parties to the Company regarding the disclosure required to be provided in respect of the Purchaser Parties in accordance with applicable Securities Legislation and the CBCA, which the Purchaser Parties agree to provide promptly upon request, together with any other documents required by Securities Legislation and other applicable Laws or the Interim Order in connection with the Arrangement, and as promptly as practicable after the date of execution of this Agreement and in any event no later than April 2, 2010, the Company shall cause the Circular and any other documentation required in connection with the Company Meeting to be sent to each Company Shareholder and Company Optionholder and to be filed as required by the Interim Order, applicable Securities Legislation and the CBCA.  The Circular together with any other documents required by Securities Legislation and the CBCA shall be in form and substance satisfactory to the Parent and the Purchaser, acting reasonably.

b)           The Company and the Purchaser Parties each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Circular or any other statement, filing, notice or application made by or on behalf of the Purchaser Parties, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Arrangement and the Transactions.

Section 2.05	Preparation of Filings.

a)           Each of the Parties shall cooperate and use its reasonable commercial efforts in:

i.
the preparation and filing of any application and any other documents reasonably deemed by the Parent, the Purchaser or the Company to be necessary to discharge their respective obligations under Securities Legislation and the CBCA in connection with the Arrangement and the Transactions;

ii.	the taking of all such action as may be required under any applicable Securities Legislation in connection with the Arrangement; and

iii.	the taking of all such action as may be required under the CBCA in connection with the Transactions.

b)           Each of the Parties shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effecting of the actions described in Section 2.04 and the foregoing provisions of this Section 2.05 and the obtaining of all Regulatory Approvals required by Section 7.01(d), and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in the information so furnished or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

c)           Each of the Parties shall promptly notify each other if, at any time before or after the Effective Time, it becomes aware that the Circular, with respect to information provided by it, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular.  In any such event, the Company shall (with the cooperation and assistance of the Parent and the Purchaser) prepare a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Company Shareholders and/or filed with the relevant securities regulatory authorities.

d)           The Purchaser Parties shall indemnify and hold harmless the Company and its directors and officers from and against all claims, damages, liabilities, actions or demands to which they may become subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon the information provided by the Purchaser Parties and included in the Circular or any amendment thereto in order to comply with Securities Legislation and the CBCA; provided however that, notwithstanding the foregoing, the Purchaser Parties shall have no liability or obligation under this paragraph (d) in the event that such information shall have been modified in any way, or reproduced in any manner other than that provided by a Purchaser Party, without its prior written consent.

Section 2.06	Company Action.

The Company hereby approves of and consents to the Arrangement and represents that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are fair to the Company Shareholders and in the best interests of the Company, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to make the Recommendation, and agrees and undertakes to use its reasonable commercial efforts to obtain the necessary vote in favour of the Arrangement by the Company Shareholders and the Company Optionholders, subject in each case to the provisions of Section 6.03.  The Company further represents that the Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the holders of the Company Common Stock in the Arrangement is fair, from a financial point of view, to such holders, and a copy of the written opinion of the Company Financial Advisor, promptly upon receipt thereof, will be delivered to the Purchaser Parties.  The Company hereby consents to the inclusion in the Circular of the Recommendation and the Company shall not withdraw, qualify, modify or amend the Recommendation in any manner adverse to Parent or Purchaser except as and only to the extent permitted by Section 6.03.  The Company has been advised by each of its directors, by each of the Company Insiders and by the Major Shareholders, that they intend to vote all shares of Company Common Stock beneficially owned by them in favour of the Arrangement.

Section 2.07	Court Proceedings.

The Company will provide the Purchaser Parties and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser Parties for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Purchaser Parties and their legal counsel. In addition, the Company will not object to legal counsel to the Purchaser Parties making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions on a timely basis prior to the hearing. The Company will also provide legal counsel to the Purchaser Parties on a timely basis with copies of any notice of appearance and evidence served on the Company or their legal counsel in respect of the application for the Final Order or any appeal therefrom. Except as required by applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser Parties’ prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein will require the Purchaser Parties to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser Parties’ obligations set forth in any such filed or served materials.

Section 2.08	Government Filings.

The Company will not make any filing with any Governmental Entity or with the TSXV with respect to the Arrangement or this Agreement without prior consultation with the Purchaser; and the Parent will not make any filing with any Governmental Entity or with any stock exchange with respect thereto without prior consultation with the Company. However, the foregoing provisions of this Section 2.08 will be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure or filing will use its commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and, if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

Section 2.09	Purchase Consideration.

Subject to the provisions of Sections 6.10 and 6.11, the Purchase Consideration payable to the Company Shareholders pursuant to the Arrangement shall be determined as follows:

a)           Holders of Company Common Stock at the Effective Date who do not exercise Dissent Rights under the Arrangement will be entitled to receive, in exchange for each share of Company Common Stock so held, a fraction of a share of Parent Common Stock. The fraction of a share of Parent Common Stock to be issued for each share of Company Common Stock (the “Exchange Ratio”) will be equal to 1,000,000 divided by the number of shares of Company Stock outstanding as at the Effective Time including for greater certainty any shares of Company Common Stock issued in exchange for the Company Warrants.  The Exchange Ratio shall not exceed four decimal places.

b)           The Parent shall not issue fractional shares of Parent Common Stock to the Company Shareholders pursuant to the Arrangement.  Company Shareholders who would otherwise have been entitled to receive decimal five (0.5) or more of a share of Parent Common Stock pursuant to the Arrangement shall receive a number of shares of Parent Common Stock rounded up to the next whole number of shares of Parent Common Stock.  Company Shareholders who would otherwise have been entitled to receive less than decimal five (0.5) of a share of Parent Common Stock pursuant to the Arrangement shall receive a number of shares of Parent Common Stock rounded down to the next whole number of shares of Parent Common Stock.  For greater certainty, Company Shareholders shall not be entitled to receive a cash payment in lieu of a fractional share of Parent Common Stock.

Section 2.10	Company Stock Options, Shares for Service, Deferred Share Units and Company Warrants.

a)           Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Option Plan) shall adopt such resolutions or take such other actions as may be required for the Company, as required, to effect the following:

i.
accelerate the vesting term of all of the outstanding Company Stock Options and held by each of the Company Optionholders so that all outstanding Company Stock Options are fully vested and may be exercised at the discretion of the Company Optionholders prior to the Closing Date, provided that any Company Stock Options that are not exercised prior to the Closing Date will be terminated and of no further value to such Company Optionholders as at the Effective Time;

ii.	accelerate the vesting terms of all of the Shares For Service so that all Shares For Service are fully vested and issued immediately prior to the Effective Date.

iii.	make such other changes to the Company Stock Option Plan and Share Accumulation Plan as the Purchaser Parties and the Company may agree are appropriate to give effect to the Arrangement.

b)           Before the Closing, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to effect that any Company Warrants that are not exercised prior to the Closing Date will be exchanged for shares of Company Stock and be terminated and of no further value to such Company Warrantholders as at the Effective Time.

c)           Before the Closing, the Board of Directors of the Company shall take all such actions to ensure that all outstanding Deferred Share Unitholders agree to exchange their Deferred Share Units for Company Common Stock and not cash (other than in respect of those holders of Deferred Share Units who had elected for the year 2010 to receive cash for their Deferred Share Units provided the aggregate cash amount paid to such holders does not exceed $12,000).

Section 2.11	Securities Act Exemption.

a)           The Parent Common Stock to be issued under the Arrangement is intended to be issued in a transaction that satisfies the requirements of Section 3(a)(10) under the Securities Act. Section 3(a)(10) of the Securities Act exempts from registration any security issued in exchange for one or more bona fide outstanding securities where, among other things, the terms and conditions of the transaction have been approved by a court, after a hearing upon the fairness of the transaction at which all persons to whom the securities will be issued have the right to appear and receive timely notice thereof.  Accordingly, it is contemplated that such shares will be freely tradable and evidenced by certificates issued without a Securities Act restrictive legend, provided that any such shares issued to persons who are Affiliates of the Parent at or within 90 days prior to the Effective Time will be subject to resale restrictions under Rule 144 promulgated under the Securities Act and certificates evidencing the same may include a legend to that effect in form and substance satisfactory to the Parent.

b)           In the event that, due to an amendment to the Securities Act, a change in the SEC’s interpretation of the Securities Act or a decision of a court which provides that orders of Canadian courts such as the Final Order do not qualify as an approval pursuant to Section 3(a)(10) of the Securities Act, the exemption from registration pursuant to Section 3(a)(10) of the Securities Act is not available for any reason to exempt the issuance of the Parent Common Stock in accordance with the Arrangement from the registration requirements of the Securities Act, then Parent shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Parent) in order to register the Parent Common Stock issuable pursuant to the Arrangement, and shall use its reasonable commercial efforts to cause such registration statement to become effective at or prior to the Effective Time.  The Company shall indemnify and hold harmless Parent and its directors and officers from and against all claims, damages, liabilities, actions or demands to which they may become subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon the information provided by the Company and included in the Form S-4 (or on such other form that may be available to Parent) or any amendment thereto in order to comply with the Securities Act; provided however that, notwithstanding the foregoing, the Company shall have no liability or obligation under this paragraph (b) in the event that such information shall have been modified in any way, or reproduced in any manner other than that provided by the Company, without its prior written consent.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Parent and the Purchaser to enter into this Agreement and to implement the Transactions, the Company hereby represents and warrants to the Parent and the Purchaser as follows:

Section 3.01	Organization and Qualification; Subsidiaries.

a)           Each of the Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and has the requisite power and authority, corporate or otherwise, and all necessary approvals of Governmental Authorities, to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or otherwise to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, as regards jurisdictions other than Canada and the provinces thereof, where the failure to be so qualified, licensed or in good standing would not result in or would not be reasonably likely to result in a Company Material Adverse Effect.

b)           The Company has no Subsidiaries, other than Decision Dynamics Technology Inc., and the Company does not directly or indirectly own any securities, equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than the Company Subsidiaries.  The Company is the owner of record and beneficially of all outstanding capital stock and other equity or similar interests of each Company Subsidiary and no Person other than the Company owns any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Company Subsidiary.  A list of the Company Subsidiaries, their jurisdiction of incorporation and organization and the outstanding capital stock and other securities and equity interests of the Company Subsidiaries that are issued and outstanding is set forth in Section 3.01(b) of the Company Disclosure Schedule.

c)           The Company has no Liabilities in respect of or relating to any Subsidiaries previously owned by it.

d)           Section 3.01(d) of the Company Disclosure Schedule sets forth the address of all premises in which the Company and each of the Company Subsidiaries maintain an office or place of business.

Section 3.02	Certificate of Incorporation and By-Laws.

The Company has heretofore made available to the Purchaser a complete and correct copy of the certificate of incorporation or other constating documents and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary.  Such certificates of incorporation, constating documents, by-laws or equivalent organizational documents, as amended to date, are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, constating document, by-laws or equivalent organizational documents.

Section 3.03	Authority.

The Company has all necessary corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Company.  No corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the Transactions, other than the approval of the Company Shareholders and the Company Optionholders and the filing of appropriate documents as required by the CBCA.  Each of the Transaction Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and subject to the terms and conditions of this Agreement and the requisite approval of the Arrangement Resolution by the Company Shareholders and the Company Optionholders, each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.04	No Conflict; Required Filings and Consents.

a)           The execution and delivery of the Transaction Documents by the Company do not, and the performance by the Company of its obligations thereunder, will not, (i) result in a breach of or conflict with or violate the certificate of incorporation or other constating documents or by-laws or any equivalent organizational documents, each as amended to date, of the Company or any Company Subsidiary, (ii) result in a breach of, constitute a default under, violate or conflict with any material term or provision of any order of any court, Governmental Authority or any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, or result in any payment under, any Material Contract (as defined in Section 3.11) or Company Permit or, except as set forth in Section 3.04(a) of the Company Disclosure Schedule, require the Company or any Company Subsidiary, under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or any property or asset of the Company or Company Subsidiary is bound, to obtain the consent or approval of, or provide notice to, any other party to such agreement, contract, arrangement or understanding; or (iv) give rise to any Liability not disclosed in Section 3.04(a) of the Company Disclosure Schedule.

b)           The execution and delivery of the Transaction Documents by the Company do not, and the performance by the Company of its obligations thereunder, will not, require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority, except (A) for applicable requirements, if any, of Canadian Securities Laws, the Investment Canada Act and filing of appropriate documents as required by the CBCA, and (B) as contemplated by Section 2.01, Section 2.02 and the Plan of Arrangement.

Section 3.05	Capitalization.

a)           The authorized capital stock of the Company consists of an unlimited number of shares of Company Common Stock. As of the date of this Agreement, 59,005,466 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable.

b)           The Company Stock Option Plan and the Share Accumulation Plan are the only stock option plans, stock purchase plans, stock incentive plans, stock appreciation rights, phantom stock performance-based rights or similar rights or obligations (contingent or otherwise) of the Company, the Company Warrants are the only share purchase warrants issued by the Company and, save for the Company Stock Options, the Company Warrants, the Deferred Share Units and the Shares for Service, there are no options, warrants, debentures or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

c)           Section 3.05(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option and Deferred Share Unit outstanding as of the date of this Agreement: (i) the name and address of the holder; (ii) the number of shares of Company Common Stock subject to such Company Stock Option and Deferred Share Unit; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option or Deferred Share Unit was granted; and (v) the applicable vesting and expiry schedule.

d)           Section 3.05(d) of the Company Disclosure Schedule sets forth the following information with respect to the Company Warrants: (i) the name and address of each holder thereof; (ii) the number of shares of Company Common Stock issuable to each such holder upon exercise thereof; (iii) the exercise price thereof; (iv) the date of issue thereof; and (v) the date of expiry thereof.

e)           Section 3.05(e) of the Company Disclosure Schedule sets forth (i) the name of each Company Insider of which the Company has knowledge, (ii) the number of shares of Company Common Stock, Deferred Share Units, Shares for Service, the number of Company Stock Options and the number of Company Warrants owned by each Company Insider, and (iii) the aggregate percentage of the Outstanding Company Stock on the date hereof owned by the Company Insiders as a group.

f)            Section 3.05(f) of the Company Disclosure Schedule sets forth the names of all Company employees who are entitled to receive the Shares for Service.

g)           Section 3.05(g) of the Company Disclosure Schedule sets forth the names of all Persons who have signed Support Agreements.

h)           There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

i)            Neither the Company nor any Company Subsidiary has entered into any agreement, contract, arrangement or commitment of any character (including any employment, stock option or consulting agreement) that entitles a holder of Company Stock Options to receive a guaranteed minimum amount for his or her Company Stock Options upon the exercise thereof, the termination of his or her employment or agreement pursuant to which he or she provides services, a change of control of the Company or a Company Subsidiary or otherwise.

j)            Each outstanding share of capital stock of or other ownership interest in each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the Company free and clear of Liens, except for limitations on transfer imposed by federal or state or Canadian provincial securities Laws.

k)           At the Effective Time, there shall be outstanding not more than 59,005,466 shares of Company Common Stock, plus Company Common Stock that is permitted to be issued in accordance with the provisions of Sections 6.10 or Section 6.11, issued as Shares for Service, issued pursuant to the exercise of Company Stock Options or Company Warrants or issuable pursuant to the Share Accumulation Plan.

Section 3.06	Securities Law Matters; Financial Statements.

a)           The Company is a “reporting issuer” or has equivalent status under Canadian Securities Laws in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec and North West Territories. The Company Common Stock is listed on the TSXV. The Company has not been notified of any default or alleged default by the Company of any material requirement of the TSXV or applicable Canadian Securities Laws.  No Canadian Securities Regulator has issued any order preventing or suspending trading of any securities of the Company and to the knowledge of the Company, the Company is not in material default of any requirement of applicable Canadian Securities Laws.

b)           The Company has filed all Company Reports required to be filed by it.

c)           At the time that they were filed or, if amended, as of the date of such amendment, the Company Reports complied in all material respects, and each report subsequently filed by the Company with the Canadian Securities Regulators will, on the date filed, comply in all material respects, with all applicable requirements of Canadian Securities Legislation as in effect on the date so filed.  The Company Reports did not or will not, at the time they were or will be filed, or, if amended, as of the date of such amendment, contain any Misrepresentation.

d)           No material change has occurred in relation to the Company or a Company Subsidiary which is not disclosed in the Company Reports and the Company has not filed any confidential material change reports which continue to be confidential.

e)           Neither the Company nor any of the Company Subsidiaries has filed with the SEC any registration statement under the Securities Act or has any class of its securities currently registered, or has prior to the date hereof been registered, under Section 12 of the Exchange Act. The Company is not currently required, and, with the exception of notices filed with the SEC on Form D pursuant to Rule 503 of Regulation D under the Securities Act and similar notices filed with certain state securities regulatory authorities as permitted by section 18 of the Securities Act or in connection with offerings of securities effected pursuant to exemptions from applicable state registration requirements, has not prior to the date hereof been required, to file any form, report or other document with the U.S. Securities Regulators. No Company Subsidiary is required to file any form, report or other document with the Canadian Securities Regulators or the U.S. Securities Regulators. Except as set forth in Section 3.06(e) of the Company Disclosure Schedule, the Company has not received any non-routine inquires or interrogatories, whether in writing or otherwise, from any Canadian Securities Regulator, the TSXV or any other Governmental Authority, or, to the knowledge of the Company, been the subject of any investigation, audit, review or hearing by or in front of such Persons, in each case with respect to any of the Company Reports or any of the information contained therein.

f)           Each of the consolidated financial statements contained in the Company Reports, including, for greater certainty, the Financial Statements, and including, in each case, any notes thereto, have been and, as regards such financial statements prepared after the date hereof, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) and reflects appropriate and adequate reserves for contingent Liabilities in accordance with GAAP.

g)           Except as and to the extent set forth in the Company Reports, neither the Company nor any Company Subsidiary has any Liability, except for (i) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2009, none of which will have a Company Material Adverse Effect, or (ii) Liabilities for fees, costs and expenses incurred in connection with the Transactions.

h)           To the knowledge of the Company, the Company currently has no liability to P2ES Canada, Inc. (“P2ES”) pursuant to the terms of the asset purchase agreement between the Company and P2ES dated August 28, 2008.

i)           The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls and information systems sufficient to provide reasonable assurances that (x) transactions are executed in accordance with management's general or specific authorization, and (y) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, in all material respects.

j)           There has been no material change in the internal control over financial reporting of the Company or any Company Subsidiary that has affected, or is reasonably likely to affect, the internal control of the Company or a Company Subsidiary over financial reporting, in the three previous fiscal years of the Company.

k)           The Company has provided to the Purchaser true and complete copies of all “management letters” and other similar letters relating to the Company’s or any of the Company Subsidiaries’ internal controls and accounting practices that have been received by the Company from its auditors since January 1, 2007.

Section 3.07	Information to be Supplied

a)           The Circular and the other documents required to be filed by the Company with the Canadian Securities Regulators in connection with the Transactions will comply as to form in all material respects with the requirements of the Canadian Securities Laws and the CBCA, as the case may be.  Each of the Circular and the other documents required to be filed by the Company with the Canadian Securities Regulators in connection with the Transactions and any of the information supplied or to be supplied by the Company or the Company Subsidiaries or their representatives for inclusion or incorporation by reference in the Circular will not, on the date of its filing or mailing, on the date of the Company Meeting or at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

b)           Notwithstanding the foregoing provisions of this Section 3.07, no representation or warranty is made by the Company with respect to statements made in the Circular based on information supplied by or on behalf of Purchaser Parties for inclusion therein, unless such information shall have been modified in any way, or reproduced in any manner other than that provided by a Purchaser Party, without its prior written consent.

Section 3.08	Permits; Compliance.

a)           The operations of the Company and the Company Subsidiaries have been conducted in compliance with all Laws in each jurisdiction in which it or they carry on business or hold a Company Permit, except where the failure to so comply has not resulted in a Company Material Adverse Effect.  The Company holds all necessary Company Permits and all such Company Permits are in full force and effect.

b)           Neither the Company nor any of the Company Subsidiaries is in default, in any material respect, with respect to any Law or Company Permit or has received written notice of any possible violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any violation) of any Law or Company Permit, and, to the knowledge of the Company, no investigation, inspection, audit or other proceeding by any Governmental Authority involving allegations of any violation of any Law or Company Permit is threatened or contemplated.

c)           Each of the Company and the Company Subsidiaries has, and to the knowledge of the Company all professional employees or agents of each of the Company and the Company Subsidiaries have, all material licenses, franchises, permits, authorizations, certifications, easements, variances, exceptions, consents and orders, including approvals from all Governmental Authorities (“Approvals”) required for the conduct of the business of each of the Company and the Company Subsidiaries, the job duties of each professional employee or agent and the occupancy and operation, for its present uses, of the real and personal property which each of the Company and the Company Subsidiaries owns or leases and neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any of their respective professional employees or agents is in material violation of any such Approval or any terms or conditions thereof.

d)           All Approvals for the Company and each of the Company Subsidiaries are, in all material respects, in full force and effect, and, to the knowledge of the Company, all such Approvals for the professional employees and agents of the Company and the Company Subsidiaries are in full force and effect, have been issued to and fully paid for by the holder thereof and, to the knowledge of the Company, no suspension or cancellation thereof has been threatened.

e)           No Approvals for the Company and each of the Company Subsidiaries, nor any Company Permits, will terminate or cease to be valid and in effect by reason of the Transactions.

f)            Neither the Company nor any of the Company Subsidiaries have engaged in any activities which are prohibited, or are cause for criminal or civil penalties, under applicable Laws.

Section 3.09	Absence of Certain Changes or Events.

Without limiting the generality of any other provision hereof, and except as (a) expressly contemplated by this Agreement or in Section 3.09 of the Company Disclosure Schedule, or (b) described in the Company Reports filed prior to the date of this Agreement, since September 30, 2009: (i) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (ii) there has not been any Company Material Adverse Effect, (iii) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01; and (iv) none of the Company or any Company Subsidiary has issued or granted any options, warrants, debentures or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

Section 3.10	Absence of Litigation.

Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no Actions outstanding or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary at law or in equity or before or by any court or other Governmental Authority.  To the knowledge of the Company, there are no grounds upon which any Action may be commenced against the Company or a Company Subsidiary.  Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.11	Contracts.

a)           Subsections (i) through (xv) of Section 3.11(a) of the Company Disclosure Schedule contain a complete list of the following written contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements, together with the Plans, the Leases and the Company Permits, being “Material Contracts”): (i) each contract, agreement or account involving aggregate annual payments to the Company or any Company Subsidiary of more than $100,000, or aggregate annual payments by the Company or any Company Subsidiary of more than $100,000, (ii) all material contracts and agreements with any Governmental Authority, (iii) all contracts and agreements that (A) limit or purport to limit the ability of the Company or any Company Subsidiary or, to the Company’s knowledge, any key executives of the Company or any Company Subsidiary, to compete in any line of business or with any Person or in any geographic area or during any period of time or otherwise restricts the development, manufacture, marketing, distribution or sale of any products or services by the Company or any Company Subsidiary, (B) require the Company or any Company Subsidiary to use any supplier or third party for all or substantially all of the requirements or needs of the Company or a Company Subsidiary and that provide for services of more than $100,000, or aggregate annual payments by the Company or any Company Subsidiary of more than $100,000, (C) limit or purport to limit in any material respect the ability of the Company or any Company Subsidiary to solicit any customers or clients of the other parties thereto, (D) contain “non-solicitation” or “no-hire” provisions that restrict the Company or any Company Subsidiary in any manner, or (E) require the Company or any Company Subsidiary to market or co-market any services or products of a third party (each of (A) through (E), a “Restrictive Agreement”); (iv) all contracts, agreements and arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate, stockholder or officers, directors or principals of the Company or any Company Subsidiary on the other hand (each such contract, a “Related Party Agreement”); (v) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or Liabilities by the Company or any Company Subsidiary with any third party; (vi) all licenses issued by any other Governmental Authority including, without limitation, the identity of the respective licensees thereunder; (vii) each material employment, services or consulting contract with any employee, service provider or consultant of the Company or any of the Company Subsidiaries; (viii) any standstill or similar contract currently restricting the ability of the Company or any Company Subsidiary to offer to purchase or purchase the assets or equity securities of another Person; (ix) each material contract providing that the Company, any Company Subsidiary or any of their respective employees maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any information material to the Company, any Company Subsidiary or their respective businesses; (x) any contract providing for indemnification of any Person by the Company and/or any Company Subsidiary, other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business; (xi) any contract under which the Company or any Company Subsidiary has directly or indirectly guaranteed Indebtedness of any Person; (xii) any contract under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person; (xiii) any contract granting a third party any license to any Software or Intellectual Property involving aggregate annual payments to the Company or any Company Subsidiary of more than $100,000, or pursuant to which the Company or any Company Subsidiary has been granted by a third party any license to any software (other than off the shelf, commercially available software) or Intellectual Property, including without limitation software used directly or indirectly or incorporated in any respect into the Software, or any other license, option or other contract relating in whole or in part to Intellectual Property or the intellectual property of any other Person; (xiv) any contract under which the Company or any Company Subsidiary has granted preferred pricing rights or co-development rights with respect to any product of the Company or any Company Subsidiary; (xv) all other material contracts and agreements, including any sole source contracts with suppliers and licensors, whether or not made in the ordinary course of business, which are material to the Company or any Company Subsidiary, or the conduct of their respective businesses.

b)           Each Material Contract is valid and binding on the Company or the Company Subsidiary that is a party thereto or bound thereby, as the case may be, is, in all material respects, in full force and effect against the Company or the relevant Company Subsidiary, except to the extent it has expired in accordance with its terms, and represents the entire agreement between or among the parties thereto with respect to the subject matter thereof; and, upon consummation of the Transactions, each Material Contract shall continue in full force and effect without penalty.  None of the Company or any Company Subsidiary or, to the knowledge of the Company, as of the date of this Agreement, any other party thereto, is in breach of, or default under, in any material respect, any Material Contract.

c)           The Company has made available to the Purchaser a true, complete and correct copy of each written Material Contract, together with all material amendments, waivers or other changes thereto. Other than as disclosed in Sections 3.11(a) and 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is party to any oral agreements.  The Company and the Company Subsidiaries have made available to Parent true and complete descriptions of all such oral agreements.

Section 3.12	Employee Matters.

a)           Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which either: (i) notice of termination, indemnity in lieu of notice of termination, severance, termination payments, change of control payments or other payments relating to the cessation of employment or services to any director, officer, employee, consultant or service provider may be required to be paid to terminate their employment or services; or (ii) any employee, service provider or consultant who is bound by confidentiality, non-competition or non-solicitation covenants with the Company or any of the Company Subsidiaries is relieved thereof as a result of the completion of the Transactions.  Section 3.12(a) of the Company Disclosure Schedule contains a list of all employment, consulting and service agreements of the Company and any of the Company Subsidiaries with their employees, independent contractors, consultants and distributors, as the case may be.  Section 3.12(a) of the Company Disclosure Schedule sets out the following information for each director, officer, employee, consultant or service provider who is entitled to receive any severance payment, termination payment, change of control payment or other payment as a result of the Transactions: the name of the individual, his or her title and the amount of the payment he or she is entitled to receive.  The Company and the Company Subsidiaries have made available to the Purchaser true and complete copies of all such written agreements and true and complete descriptions of all such oral agreements.

b)           Section 3.12(b) of the Company Disclosure Schedule contains for all directors, officers and employees of the Company and the Company Subsidiaries, the following correct and complete lists: (i) a list of all salaries, wage rates, commissions and consulting fees, bonus arrangements, deferred compensation, share or unit appreciation program, options, retention bonus, incentive and benefits; (ii) a list of all positions; (iii) a list indicating how many Persons work full-time and part-time; (iv) a list of their length of service; (v) a list setting out their respective vacation entitlement in days; and their entitlement to annual sick days; and (vi) a list of how many Persons are currently on lay off or on a leave of absence, together with the reasons for any such leave of absence and their expected date of return to work, if known.

c)           There is no collective agreement in force with respect to the employees of the Company or the Company Subsidiaries, no collective agreement is currently being negotiated by the Company or any of the Company Subsidiaries, no union or employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or of the Company Subsidiaries by way of certification, interim certification, voluntary recognition, or successors’ rights, and there are no current, or to Company’s knowledge, threatened attempts to organize or establish any trade union or association with respect to the Company and the Company Subsidiaries, nor have there been any such attempts within the past five (5) years.

d)           The Company and the Company Subsidiaries are not engaged in any unfair labour practices.  There are no unfair labour practice complaints, grievances or arbitration proceedings outstanding nor to the Company’s knowledge, threatened against the Company or the Company Subsidiaries and there is no labour strike, slow down, work stoppage or lock-out in effect or to the Company’s knowledge, threatened against the Company and the Company Subsidiaries, nor has there been any such event within the past five (5) years.

e)           All amounts due or owing or accrued but not yet owing for all salaries, wages bonuses, commissions and consulting fees, vacation pay, incentive plans, retention bonuses, options, pension, benefits or other employee benefits have been paid or, if accrued, are reflected in the Books and Records.

f)           No terminated employee, independent contractor, consultant or distributor of the Company or the Company Subsidiaries is owed any payments in respect of such termination.  For the purpose of clarity, the Company is solely responsible for, and will pay in full all amounts disclosed in Section 3.12(f) of the Company Disclosure Schedule in accordance with the terms of the respective severance agreements.

g)           There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any occupational health and safety legislation and no audit of the Company or of any of the Company Subsidiaries is currently being performed pursuant to any such applicable legislation. There are no claims or, to the Company’s knowledge, anticipated claims which may adversely affect the Company or any of the Company Subsidiaries’ accident cost experience in respect of the business.

h)           To the knowledge of the Company, the Company and the Company Subsidiaries are not subject to any outstanding claims for wrongful dismissal, constructive dismissal, psychological harassment or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any of their employees or former employees or relating to any failure to hire a candidate for employment.

i)            There is no Order, pursuant to any Law, requiring the taking of any action or the refraining from taking any action in respect of any employee or former employee, independent contractor, consultant or distributor of the Company or any of the Company Subsidiaries.

j)            There is no outstanding Indebtedness owed by the Company or any of the Company Subsidiaries to any of their employees or former employees, independent contractors, consultants or distributors.

k)           To the Company’s knowledge, no managerial employee and no group of employees of the Company or of any of the Company Subsidiaries have any plans to terminate his, her or their employment or their service relationship with the Company or any of the Company Subsidiaries.

l)            Those Persons who have been classified as independent contractors, consultants or distributors have been properly classified as such, and no audit is currently being performed by any Governmental Authority in respect of the characterization of such individuals as independent contractors, consultants or distributors of the Company or the Company Subsidiaries, and to the knowledge of the Company, no such audit is threatened.

m)          Except for the Company Stock Option Plan, the Share Accumulation Plan and the Shares for Services and as set forth in Section 3.12(m) of the Company Disclosure Schedule: (i) there are no pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase or appreciation, health, life insurance, disability, sick pay, severance pay, group insurance or other employee benefit plans, programs or arrangements maintained or contributed to by the Company or any of the Company Subsidiaries (collectively, the “Plans”); (ii) there are no outstanding material violations or defaults thereunder nor any actions, claims or other proceedings outstanding or, to the knowledge of the Company, threatened with respect to any Plan; (iii) no Plan is currently under a governmental investigation or audit and, to the knowledge of the Company, no such investigation or audit has been threatened; (iv) each Plan covers only current or former employees of the Company and the Company Subsidiaries and their dependants and beneficiaries; (v) no promise or commitment to increase benefits under any Plan or to adopt any additional Plan has been made except as required by Law; (vi) no event has occurred which could subject the Company or any of the Company Subsidiaries to any material tax, penalty or fiduciary Liability in connection with any Plan which has not been accrued on the Annual Financial Statements; (vii) there have been no withdrawals of surplus or contribution holidays, except as permitted by Law and the terms of the Plans; and (viii) no other Plan provides post-employment and post-retirement benefits, other than as required by Law.

n)           The Company is under no obligation and owes no money for any “time in lieu” to any employee, former employee, independent contractor or consultant for any time worked by such Person for the Company in excess of normal working hours.

o)           The Company and each Company Subsidiary has complied and is in compliance in all material respects with, and has been during the three previous years and is, in all material respects, in good standing under all applicable Laws relating to employment and labour matters, including any provision thereof relating to wages, hours of work, vacation pay, overtime pay, conditions of employment, workers’ compensation, health, safety, training, human rights, equal opportunity, pay equity, or similar Laws and has properly completed and filed all material reports required by such Laws.

Section 3.13	Customers.

Section 3.13 of the Company Disclosure Schedule lists the 20 largest customers of the Company and the Company Subsidiaries by revenue during the 12 month period ended December 31, 2009 (the “Customers”) and the amount of net revenue (that is, net of setoffs, chargebacks, credits, recoupments, refunds and other contractual allowances) received by the Company and the Company Subsidiaries as a result of orders by each of the Customers during such period.  Since January 1, 2010 through to the date hereof, none of the Company, any Company Subsidiary or any executive officers or directors of the Company or a Company Subsidiary has received any written notice, or any other communication, from any Customer or from any other employees of the Company and the Company Subsidiaries to the effect that any such Customer intends to cease or materially reduce the amount of services requested of, or size of orders placed with, the Company or any Company Subsidiary or otherwise materially reduce the amount of business conducted with the Company or any Company Subsidiary.

Section 3.14	Property and Leases.

a)           The Company and the Company Subsidiaries have good, valid and marketable title to or, in the case of leased properties and assets, valid leasehold interest in, all of the properties and assets owned or used by them to conduct their respective businesses as currently conducted or as currently contemplated by the Company and the Company Subsidiaries to be conducted, free and clear of all Liens, subject only to Permitted Liens.

b)           Neither the Company or any Company Subsidiary owns any real property.

c)           To the knowledge of the Company, all Leases are in full force and effect and have not been modified or amended, and there exists no material default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company or any Company Subsidiary.

d)           Section 3.14(d) of the Company Disclosure Schedule discloses a full and complete list of all leases of real property by or for the benefit of the Company and the Company Subsidiaries and all amendments and modifications thereto (the “Leases”) and the lessors thereof.  The Company has made available to the Purchaser, prior to the date of this Agreement, complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect.

Section 3.15	Intellectual Property.

a)           The conduct of the business of the Company and the Company Subsidiaries as currently conducted and the Software, does not, to the knowledge of the Company, infringe upon or misappropriate Intellectual Property rights of any third party. No claim has been asserted to the Company or any Company Subsidiary that the conduct of the business of the Company or any Company Subsidiary as currently conducted or the Software infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party.  With respect to each item of Intellectual Property and each component of Software owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property, including to modify or improve same or to create derivative works therefrom, in the continued operation of its respective business.  With respect to each item of software or Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), subject to the applicable terms of such licenses, the Company or a Company Subsidiary has the right to use such software or Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the manner in which the business of the Company and the Company Subsidiaries is currently conducted.  The Company Owned Intellectual Property has not, to the knowledge of the Company, been adjudged or alleged to be invalid or unenforceable in whole or in part.  Subject to bankruptcy, insolvency, reorganization, moratorium and other applicable Law relating to or affecting creditors rights generally and to general principles of equity relating to the availability of specific performance and injunctive or other forms of equitable relief, each license of software and the Company Licensed Intellectual Property is enforceable and is in full force and effect, and will continue to be in full force and effect at the Effective Time.  To the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder.

b)           Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, industrial designs and Software included in the Company Owned Intellectual Property, (ii) licenses that are material to the Company’s business, and (iii) general descriptions of trade secrets and other confidential intellectual property used in the business of the Company and the Company Subsidiaries.  Section 3.15(b) of the Company Disclosure Schedule also sets forth a complete list of all of the Software used in the business of the Company and the Company Subsidiaries.

c)           The Company and each Company Subsidiary has entered into confidentiality agreements with respect to disclosures of its trade secrets and its other confidential Intellectual Property, and (i) to the knowledge of the Company, there has been no misappropriation of any Software or other Company Owned Intellectual Property by any Person, (ii) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any Intellectual Property of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property in the course of such performance as an employee, independent contractor or agent.

d)           Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, there is no alleged or actual infringement by any Person of any Company Owned Intellectual Property or Company Licensed Intellectual Property.  There is no action, suit, proceeding or claim outstanding or, to the knowledge of the Company, threatened by others, challenging the validity or scope of any Company Owned Intellectual Property.  There is no action, suit, proceeding or claim outstanding or, to the Knowledge of the Company, threatened by others, challenging the validity or scope of any Company Licensed Intellectual Property.  To the knowledge of the Company, there is no fact which could form a reasonable basis for any such claim with respect to any Company Owned Intellectual Property or Company Licensed Intellectual Property.

e)           Neither the Company nor any of the Company Subsidiaries has failed to maintain any application or registration, or comply with any contract or Order which would prevent it from owning, using or commercializing any Company Owned Intellectual Property currently used or commercialized by any of them in the conduct of the business of the Company and the Company Subsidiaries.

f)           To the knowledge of the Company, there are no third party patents or patent applications that contain claims or trademarks or trademark applications that infringe the issued or pending claims of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property.

g)           Except as disclosed in Section 3.15(g) of the Company Disclosure Schedule, neither the Company nor any of its Company Subsidiaries pays or receives any royalty to or from any Person with respect to the Company Owned Intellectual Property, nor has the Company or any of the Company Subsidiaries licensed any Person to use any Company Owned Intellectual Property.

h)           The Transactions will not cause a default under, or breach of, any rights of the Company or of any of the Company Subsidiaries in and to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

i)            Neither the Company nor any of the Company Subsidiaries is subject to any judgment with respect to, nor has it entered into or is it a party to any contract which restricts or impairs the use of, any Company Owned Intellectual Property.

j)            Neither the Company nor any of the Company Subsidiaries has entered into any consent, indemnification, (except for indemnification provisions contained in agreements with customers), forbearance to sue or settlement agreement with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property.

k)           The Company and each of the Company Subsidiaries has obtained intellectual property assignments from employees and contractors as are necessary to establish and preserve, for the benefit of the Company and each of the Company Subsidiaries, all Company Owned Intellectual Property and Company Licensed Intellectual Property.

l)            Except as set forth in Section 3.15(l) of the Company Disclosure Schedule, to the knowledge of the Company, no open source or public library software, including, but not limited to, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software owned by the Company or the Company Subsidiaries that is incorporated into or utilized by any products of the Company and the Company Subsidiaries where, as a result of the use of such open source or public library software, the Company or any of the Company Subsidiaries is obligated to make available to third parties other than its customers the source code for the Software that is incorporated into such products.

m)          Neither the Company nor any of the Company Subsidiaries have in the last three years (i) transferred ownership of, (ii) except as set forth in Section 3.15(m) of the Company Disclosure Schedule, granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use or contingent right to use (including pursuant to a source code escrow), (iv) except as set forth in Section 3.15(m)) of the Company Disclosure Schedule, authorized joint ownership of or (v) except as set forth in Section 3.15(m) of the Company Disclosure Schedule, granted any lien, security interest, claim, encumbrance or any other restriction or limitation whatsoever in any or all Company Owned Intellectual Property or Software.  Neither the Company nor any of the Company Subsidiaries has granted any third party an exclusive license or right to use any patents owned by the Company or any of the Company Subsidiaries.

Section 3.16	Taxes.

a)           Section 3.16(a) of the Company Disclosure Schedule contains a list of all income Tax Returns filed with respect to the Company and each of the Company Subsidiaries since January 1, 2005, including all Tax Returns filed on a consolidated, combined or unitary basis, along with a list of entities whose activities are included in such filings.

b)           The Company and each of the Company Subsidiaries have timely filed (or have had filed on their behalf) with all appropriate Governmental Authorities all Tax Returns and reports required to be filed by each of them in accordance with all applicable Laws, and each has, within the time and in the manner prescribed by Law, paid, remitted and discharged all Taxes that have become due and payable, and will timely pay all Taxes which will become due and payable on or prior to the Effective Date other than such payments as are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the Annual Financial Statements in accordance with GAAP, and all such Tax Returns and reports are true, accurate and complete in all material respects.

c)           Neither the Canada Revenue Agency, the Internal Revenue Service nor any other taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

d)           Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

e)           Neither the Company nor any Company Subsidiary is party to any Tax-sharing agreement, Tax-indemnification agreement or other agreement or arrangement relating to Taxes with any Person, other than the Company or a Company Subsidiary; neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, combined or unitary group filing a consolidated, combined, unitary or other Tax Return for Canadian federal, provincial, local or non-Canadian Tax purposes reflecting the income, assets or activities of affiliated companies, or has any Liability for the Taxes of any other Person under any provision of Canadian federal, provincial, local or non-Canadian Law, or as a transferee or successor, or by contract, or otherwise.

f)            Neither the Company nor any Company Subsidiary has any Liability for any amount of Taxes of any Person, other than the Company or a Company Subsidiary, as a transferee or successor, or by contract.

g)           Neither the Company nor any Company Subsidiary has any income reportable for a period ending after the Effective Time that is attributable to any activity or a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the Effective Time that resulted in a deferred reporting of income from such transaction or from such change of accounting method or is inconsistent with the past practice of the Company.

h)           Each of the Company and the Company Subsidiaries has withheld, collected and timely paid all Taxes required to be withheld and paid in connection with any (i) amounts paid or owing to any present or former employee, independent contractor, creditor, stockholder or other third party, (ii) goods and services received from or provided to any Person, and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor, and the amount of Taxes withheld but not remitted by the Company and the Company Subsidiaries will be retained in respect of the appropriate amounts and will be remitted by the Company and the Company Subsidiaries to the appropriate Tax authorities when due.

i)            Neither the Company nor any of the Company Subsidiaries has any Liability for any material amount of unpaid Taxes except as disclosed in the Financial Statements or Books and Records.

j)            The Company and the Company Subsidiaries do not have any material Liability, obligation or commitment for the payment of Taxes not yet due other than those that have arisen since December 31, 2009 in the usual and ordinary course of business and for which adequate provisions have been made in the Financial Statements in accordance with GAAP.

k)           All Tax Returns of the Company and the Company Subsidiaries have been assessed through December 31, 2008, there are no proposed or issued assessments or reassessments respecting the Company or any of the Company Subsidiaries pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority and there are no outstanding objections to any assessment or reassessment of Taxes.  Other than as set forth in Section 3.16(l) of the Company Disclosure Schedule, there are no contingent Tax Liabilities or any grounds that could prompt an assessment or reassessment of the Company and any of the Company Subsidiaries, including aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax Returns.

l)            The Company and the Company Subsidiaries have collected from each past and present customer (or other Person paying amounts to the Company and the Company Subsidiaries) the amount of all Taxes (including goods and services Tax and provincial, state and local sales Taxes) required to be collected, except where the failure to so collect has not and is not reasonably likely to result in a Company Material Adverse Effect, and have paid and remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper Tax authorities.  The amount of Tax collected but not remitted by the Company and the Company Subsidiaries will be retained in the appropriate accounts and remitted by the Company and the Company Subsidiaries to the appropriate authorities when due.

m)          For 2009, all research and development investment tax credits (“ITCs”) will be claimed by the Company and the Company Subsidiaries in accordance with the Tax Act and the relevant provincial legislation and the Company and the Company Subsidiaries satisfied at all times the relevant criteria and conditions entitling it to such ITCs.  All refunds of ITCs received or receivable by the Company and the Company Subsidiaries for taxation year 2009 were claimed in accordance with the Tax Act and the relevant provincial legislation and the Company and the Company Subsidiaries satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

n)           Neither the Company nor any of the Company Subsidiaries is currently or was at any time since January 1, 2006 the subject of any action or proceeding relating to Taxes or a “tax asset”, or an audit or examination relating to Taxes or a tax asset and, to the Company’s knowledge, no such action, proceeding, audit or examination is pending or threatened.  For the purpose of this Section 3.16(p), the term “tax asset” shall include but is not limited to any net operating loss, non-capital loss, net capital loss, Tax pool, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes.  The Company has received a “notice of determination of loss” pursuant to subsection 152(1.1) of the Tax Act, in respect of any non-capital loss or net capital loss incurred by it.

o)           Other than as set forth in Section 3.16(q), neither the Company nor any of the Company Subsidiaries (i) is a party to any agreement extending the time within which to file any Tax Return, (ii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iii) has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with, any taxing authority relating to material Taxes, including any private letter rulings or comparable rulings of any taxing authority and closing agreements with any taxing authority, (iv) has any Liability for the Taxes of another Person under U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), (v) has, or has ever had, a permanent establishment in any country other than the country of its organization or been subject to Tax in a jurisdiction outside the country of its organization, (vi) has, within the scope of Section 999 of the Code, participated in or cooperated with any international boycott or has been requested to do so in connection with any transaction or proposed transaction, (vii) has engaged in any “reportable transaction” as defined in U.S. Treasury Regulation Section 1.6011-4(b), or (viii) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

p)           No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

q)           The Company and the Company Subsidiaries have maintained, in all material respects, with respect to transfer pricing, proper intercompany agreements and concurrent and supporting documentation as required under all applicable Tax Laws, such that no transfer pricing amounts will be denied as deductions in any jurisdiction either by reason of a lack of proper agreements or supporting documentation or by reason of a non-compliance with applicable Tax Laws.  The terms of the transfer pricing agreements involving the Company or any of the Company Subsidiaries satisfy the requirements set by the applicable Tax Law and by the respective taxing authority such that no transfer pricing amount will be denied as deductions or will be considered to have created income to the Company or any of the Company Subsidiaries of a type other than that specified in the transfer pricing agreement.

r)           Neither the Company nor any of the Company Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to a change in Tax accounting method, (ii) any knowledge that any taxing authority has proposed in writing any such adjustment, or (iii) any application pending with any taxing authority requesting permission for any changes in Tax accounting methods.

s)           Each U.S. Subsidiary of the Company has never had a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

t)            There is no contract of any U.S. Subsidiary of the Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by such Subsidiary (or Affiliates of such Subsidiary) by reason of Section 280G of the Code.

u)           For purposes of this Section 3.16, any reference to the Company or any of the Company Subsidiaries shall be deemed to include any Person that merged with or was liquidated into the Company or such Company Subsidiary, as applicable.

Section 3.17	Environmental Matters.

a)           Neither the Company nor any of the Company Subsidiaries is in violation of or has violated, during the three previous years, or has any Liability under, any Environmental Law and there are no facts, circumstances or conditions existing, initiated or occurring prior to the Effective Date which could result in Liability under Environmental Laws.  Without limiting the generality of the foregoing, to the knowledge of the Company: (i)  there has been no Release of Hazardous Substances at, on, under or from any of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) during the period of the Company’s or any Company Subsidiary’s ownership, tenancy or operation of such property; (ii)  there has been no Release of Hazardous Substances at, on, under or from any of the properties formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) during the period of the Company’s or any Company Subsidiary’s ownership, tenancy or operation of such property; (iii) none of the real property currently owned, leased or operated by the Company or the Company Subsidiaries contains underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances, and no portion of such real property is or has been used as a dump or landfill or consists of or contains filled-in land or wetlands; and (iv) neither PCB’s, “toxic mold,” nor asbestos-containing materials are present on or in the real property currently or previously owned, operated or leased by the Company or the Company Subsidiaries or the improvements thereon.

b)           Neither the Company nor any Company Subsidiary has received any notice, demand, claim or request for information or other written communication alleging that the Company or any Company Subsidiary (i) is actually, potentially or allegedly liable under any Environmental Law for Remediation of Hazardous Substances, or (ii) may be in violation of or have any Liability under any Environmental Law.

c)           The Company and each Company Subsidiary has promptly applied for and maintains all permits, licenses, consents, approvals and other authorizations required under any Environmental Law (“Environmental Permits”) and the Company and such Company Subsidiaries are in compliance in all material respects with the Environmental Permits.

d)           Neither the Company nor any of the Company Subsidiaries has arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws, and no such location, nor any of the real property currently owned, operated, or leased by the Company or any of  the Company Subsidiaries is listed on any governmental list or database of properties that may require Remediation.

e)           No authorization, notification, recording, filing, consent, waiting period, Remediation or approval is required under any Environmental Law in order to consummate the Transactions.

Section 3.18	Insurance.

a)           Section 3.18(a) of the Company Disclosure Schedule sets out a list of all of the insurance policies of the Company and the Company Subsidiaries relating to fire and casualty, general liability, business interruption, directors’ and officers’ liability and workers’ compensation and other forms of insurance of any kind relating to the business and operations of the Company or any Company Subsidiary, and such list contains the name of the applicable insurance company, the premiums payable, deductible (if any) and amount of coverage for each such policy.  True and complete copies of all policies, or summaries thereof of fire and casualty, general liability, business interruption, directors’ and officers’ liability and workers’ compensation and other forms of insurance of any kind relating to the business and operations of the Company or any Company Subsidiary have been made available to the Purchaser, and such policies are in full force and effect as of the date of this Agreement.

b)           The insurance maintained by the Company and the Company Subsidiaries adequately covers all material risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company and the Company Subsidiaries which would be customary in the business carried on by the Company and the Company Subsidiaries and the Company and the Company Subsidiaries are not in material default under the terms of any such policy.

c)           There is no claim outstanding under any insurance policy of the Company or a Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and there has been no notice of cancellation or termination of, or premium increase with respect to, any such policy.

d)           The Company and the Company Subsidiaries have paid all premiums due under their insurance policies and none of the Company or any Company Subsidiary is in default in any material respect under the terms of any of their insurance policies.

Section 3.19	Brokers.

No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.  The Company has heretofore furnished to the Purchaser a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment related to the Transactions; provided that the provisions dealing with the basis upon which such payment would be calculated (but not the amount of the payment) have been redacted therefrom.

Section 3.20	Related Party Transactions; Collateral Benefit.

No executive officer, director or Affiliate of the Company or any Company Subsidiary, nor any immediate family member or Affiliate of such executive officer or director is entitled to any payment, benefit or advantage that would constitute a “collateral benefit” within the meaning of Canadian Securities Legislation, in connection with or as a result of the Transactions.

Save for or pursuant to (i) the employment, management or consulting arrangements listed in Section 3.11 or Section 3.12 of the Company Disclosure Schedule and the payments to be made thereunder, as disclosed therein, and (ii) compensation payable to the directors of the Company in accordance with the “Compensation of Directors” contained in the Company’s Management Information Circular dated April 13, 2009, no executive officer, director or Affiliate of the Company or any Company Subsidiary, nor any immediate family member or Affiliate of such executive officer or director:

a)           is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Company Subsidiary;

b)           is entitled to any payment or transfer of any assets from the Company or any Company Subsidiary;

c)           has any material interest in any material property used by the Company or any Company Subsidiary; or

d)           has an interest in any customer or supplier of the Company or any Company Subsidiary or provider of any services to the Company or any Company Subsidiary, other than the ownership of less than 5% of the outstanding stock of any publicly-traded company.

Section 3.21	Disclosure.

a)                     True and complete copies of all documents listed in the Company Disclosure Schedule have been made available or provided to the Purchaser.

b)                     The Company has made available to the Purchaser all Books and Records. All such Books and Records are, in all material respects, complete and correct and have been maintained, in all material respects, in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls, and the information in the Books and Records is accurately reflected in the Financial Statements.

c)                     The minute books of the Company and each Company Subsidiary contain, in all material respects, accurate and complete records of all meetings held of, and corporate action by, the stockholders and the board of directors (and committees thereof) of the Company and each Company Subsidiary.

d)                     None of the representations or warranties made by the Company herein or in the Company Disclosure Schedule, or in any certificate or document furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which it was made, not misleading.

Section 3.22	Certain Payments and Foreign Corrupt Practices Act.

Without limiting the generality of any other provision hereof, none of the Company, any Company Subsidiary nor any of their respective officers, directors or employees or, to the knowledge of the Company, any of the agents, shareholders, distributors or representatives of the Company or a Company Subsidiary or any other Persons acting on the express, implied or apparent authority of any of them, has:

a)           Paid, given or received or has offered or promised to pay, give or receive, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, discount, inducement or other payment or thing of value, regardless of form, whether in money, property or services, to any Person, whether in Canada, the United States or elsewhere, and including any foreign official or political party (or official thereof), in connection with or in furtherance of the business of the Company or a Company Subsidiary, including, without limitation, (i) for the purposes of influencing any act, decision or omission in order to assist the Company or a Company Subsidiary in obtaining business for or with, or directing business to, any Person, (ii) to obtain favourable treatment in securing business for the Company or any Company Subsidiary, (iii) to pay for favourable treatment for business secured by the Company or any Company Subsidiary, (iv) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or (v) in violation of any Law, nor is the business of the Company and the Company Subsidiaries in any manner dependent upon the making or receipt of any of the foregoing;

b)           Established or maintained any fund or asset with respect to the Company or any Company Subsidiary that has not been recorded in the Books and Records of the Company and the Company Subsidiaries; or

c)           Directly or indirectly, materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.  The Company and the Company Subsidiaries have established reasonable internal controls and procedures that are intended to ensure compliance with the FCPA.

d)           The business of the Company and each Company Subsidiary is not in any manner dependent upon the making or receipt of the unlawful payments or other inducements referred to in this Section 3.22.

Section 3.23	Takeover Statutes.

The Company Board has taken all necessary action so that no restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or bylaws or any shareholder rights or similar plan, is, or at the Effective Time will be, applicable to the Company, the Purchaser, the Purchase Consideration, the Arrangement or any of the other transactions contemplated by this Agreement or the Support Agreements.

Section 3.24	No Other Purchase Agreements.

The Company and the Company Subsidiaries are not a party to any other contract, agreement or understanding of any nature for the purchase or other acquisition of any of their undertaking, property or assets, other than in the ordinary course of business.

Section 3.25	Personal Property.

Either the Company or one of the Company Subsidiaries is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all personal or moveable property (tangible or intangible) reflected on the balance sheet contained in the Annual Financial Statements or thereafter acquired, except inventory that has been sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens.

Section 3.26	Warranty and Product Liability Matters.

a)                     Section 3.26(a) of the Company Disclosure Schedule sets forth (i) a list of all product liability claims made against the Company or any of the Company Subsidiaries since January 1, 2007, and (ii) a summary of warranty claims made against the Company or any of the Company Subsidiaries, together with the annual cost associated with such warranty claims, for each of the three (3) immediately-preceding fiscal years.

b)                     Except as set forth in Section 3.26(b) of the Company Disclosure Schedule, none of the Company’s or the Company Subsidiaries’ products have design, manufacturing or other defects, and such products comply with, and meet, in all material respects, the current standards of, all Laws dealing with such products.  No claims, including, but not limited to, product or service warranty, Liability, strict liability or negligence claims, in respect of the Company’s or any Company Subsidiary’s products or services are pending or threatened.

c)                     The Company and each Company Subsidiary has used reasonable commercial efforts to limit Liability for warranty and product liability claims.

Section 3.27	Privacy Laws.

a)           The Company and each of the Company Subsidiaries are conducting their business in compliance, in all material respects, with all applicable Privacy Laws.

b)           The Company has a written privacy policy which governs the collection, use or disclosure of Personal Information, and the Company is in compliance, in all material respects, with such policy.

c)           There has been no loss, theft or unauthorized collection, use or disclosure of Personal Information that is in the custody or control of the Company or of any of the Company Subsidiaries; and neither the Company or any Company Subsidiary has received any written notice or other communication from any Person regarding or in connection with any actual, alleged, possible or potential violation of, or failure to comply with, any Privacy Laws or with respect to the loss, theft or unauthorized collection, use or disclosure of Personal Information in the custody or control of the Company or the Company Subsidiaries.

Section 3.28	Not Engaged in Cultural Business.

The Company is not engaged in and does not carry on a “cultural business”, as such term is defined in the Investment Canada Act.

Section 3.29	Solvency.

At the Effective Time, the Company will not be insolvent within the meaning of section 192(2) of the CBCA.

Section 3.30	Banking and Attorneys.

Section 3.30 of the Company Disclosure Schedule sets forth a true and complete list showing:

a)             The name of each bank or similar institution in which each of the Company and the Company Subsidiaries has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all individuals authorized to draw thereon or to have access thereto; and

b)             The name of each Person holding a general or special power of attorney from the Company or any of the Company Subsidiaries and a summary of the terms thereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

As an inducement to the Company to enter into this Agreement and to implement the Transactions, the Purchaser Parties hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.01	Corporate Organization.

Each of the Purchaser Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02	Authority.

a)           Each of the Purchaser Parties has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the Transactions.

b)           The execution and delivery of the Transaction Documents by each of the Purchaser Parties, and the consummation by each of them of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Purchaser Parties are necessary to authorize the Transaction Documents or to consummate the Transactions (other than any necessary approvals or consents and the filing of appropriate documents as required by the CBCA).

c)           Each of the Transaction Documents has been duly and validly executed and delivered by each of the Purchaser Parties that is a party thereto and, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of each of the Purchaser Parties that is a party thereto, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

d)           The Boards of Directors of each of the Purchaser Parties have duly approved the Transaction Documents to which it is a party and the Transactions.

Section 4.03	No Conflict; Required Filings and Consents.

a)           The execution and delivery of each of the Transaction Documents to which it is a party by each of the Purchaser Parties do not, and the performance by each of the Purchaser Parties of its obligations under such Transaction Documents, will not, (i) conflict with or violate its certificate of incorporation or by-laws in effect on the date of this Agreement, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to it or by which any property or asset of either of them is bound or affected, or (iii) conflict with or result in a breach of the terms of any material agreement to which it is a party, except with respect to clauses (ii) and (iii), for any such conflicts or violations which would not reasonably be expected to have a Parent Material Adverse Effect.

b)           The execution and delivery of the Transaction Documents by each of the Purchaser Parties that is a party thereto do not, and the performance by each of the Purchaser Parties of its obligations thereunder, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Canadian Securities Laws, U.S. Securities Laws and state takeover laws, the Investment Canada Act and filing of appropriate documents as required by the CBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04	Capitalization.

The authorized capital stock of Parent consists of 20,000,000 shares of common stock, par value U.S. $0.01 per share.  As of December 31, 2009, 13,248,813 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable.  All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of pre-emptive rights.

Section 4.05	Litigation.

There is no Action pending or, to the knowledge of Parent, threatened against the Purchaser Parties, or any property or asset of the Purchaser Parties, before any Governmental Authority that seeks to materially delay or prevent the consummation of the Transactions.

Section 4.06	No Vote Required.

No vote of the stockholders of the Purchaser Parties is required by Law, their respective certificates of incorporation or by-laws or otherwise in order for each of the Purchaser Parties to consummate the Transactions.

Section 4.07	Operations of Purchaser.

Purchaser is a direct, wholly-owned subsidiary of Parent. Purchaser carries on the business of managing and controlling the content and related business processes involved in the execution of capital projects.

Section 4.08	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser Parties.

Section 4.09	Parent SEC Documents.

The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2008 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by U.S. GAAP, and fairly present in all material respects the financial position of the Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

Section 4.10	Material Changes.

Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Parent Material Adverse Effect, (ii) the Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Parent’s financial statements pursuant to U.S. GAAP or required to be disclosed in filings made with the SEC, (iii) the Parent has not altered its method of accounting, (iv) the Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Parent has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Parent stock option or stock plans.

Section 4.11	Sarbanes-Oxley; Controls.

The Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date of this Agreement. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Parent’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Parent’s certifying officers have evaluated the effectiveness of the Parent’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Parent’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the knowledge of the Parent, in other factors that could significantly affect the Parent’s internal controls.

Section 4.12	NASDAQ Listing.

The Parent Common Stock is listed for trading on NASDAQ.  Parent is not aware of any pending default under, or material non-compliance with, the standards for continued listing of the Parent Common Stock on NASDAQ.  There is no SEC order pending or, to Parent’s knowledge, threatened suspending or terminating registration of the Parent Common Stock under the Exchange Act or suspending or terminating listing on NASDAQ.

ARTICLE V.
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

Section 5.01	Conduct of Business by the Company.

a)           The Company agrees that, between the date of this Agreement and the Effective Date, except as required (i) by a Governmental Authority of competent jurisdiction, or (ii) to complete the Transactions as contemplated by this Agreement, or as may be required in order for the Company and the Purchaser Parties to comply with applicable Laws, unless the Purchaser shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed: (i) the Company and the Company Subsidiaries shall conduct their business only in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall maintain its existence and good standing and use its reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has business relations.

b)           By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as required by a Governmental Authority of competent jurisdiction or as may be required in order for the Company and the Purchaser Parties to comply with applicable Laws, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, directly or indirectly, do any of the following without the prior written consent of the Purchaser:

i.	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

ii.
issue, sell, pledge, assign, license or sub-license, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or of any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or of any Company Subsidiary, except for the issuance of shares of Company Common Stock issuable upon the exercise of Company Stock Options, provided the Company complies with Section 6.10 or (B) any properties or assets of the Company or of any Company Subsidiary; or suffer, permit or allow the existence of any Lien on any of the foregoing;

iii.
except as specifically contemplated and permitted in Section 6.10, accelerate, amend or change the exercise period of any Company Stock Options or Company Warrants, re-price any Company Stock Options or Company Warrants, or authorize cash payments in exchange for any Company Stock Options or Company Warrants;

iv.	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

v.	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

vi.
(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any interest of any nature in any Person whatsoever, including, without limitation, any corporation, partnership, other business organization or any division thereof, or any material amount of assets, except in the ordinary course of business and consistent with past practice; (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except in the ordinary course of business and consistent with past practice; (C) authorize, or make any commitment with respect to, capital expenditures which are, in the aggregate, in excess of $100,000 from the date hereof until the earlier of (x) the Effective Time or (z) the termination of this Agreement pursuant to Article VIII; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(vi);

vii.	hire or terminate any employee or service provider except as expressly provided in Section 5.01(b)(vii) of the Company Disclosure Schedule;

viii.
other than as set forth in subsection 5.01(b)(iii), increase the compensation payable or to become payable or the benefits provided to its directors, officers, consultants, service providers or employees, except for general increases in the ordinary course and consistent with past practice and except as provided in written agreements between the Company or the Company Subsidiaries with such persons, or grant any severance or termination pay to or enter into any employment or severance agreement with, any director, officer, consultant, service provider or other employee of the Company or of any Company Subsidiary, or establish, adopt, enter into or, except as contemplated by this Agreement, amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant, service provider or employee;

ix.	change any of the accounting principles used by it, other than as required by GAAP;

x.
(A) make, change or rescind any Tax election, settle or compromise any Liability for Taxes, change or revoke any of its methods of Tax accounting or annual Tax accounting periods, file any amended Tax Return, surrender any claim for a refund of Taxes, enter into any closing agreement with a taxing authority relating to any Tax, or waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business), or (B) take any action with respect to the computation of Taxes or the preparation of Tax Returns that is inconsistent with past practice;

xi.
pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, except for Liabilities for fees and other costs arising in connection with the completion of the Transactions; (xii) (A) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s rights thereunder or (B) enter into any contract or agreement that would be a Restrictive Agreement or a Related Party Agreement;

xii.
other than in the ordinary course of business (A) grant any exclusive license or sub-license in respect of any Company Owned Intellectual Property, (B) grant any license or sub-license in respect of any Company Owned Intellectual Property involving aggregate annual payments to the Company or any Company Subsidiary of more than Cdn.$100,000, (C) transfer any Company Owned Intellectual Property, (D) except in the ordinary course of business, develop any Intellectual Property jointly with any third party, or (E) except in the ordinary course of business, disclose any confidential Intellectual Property or other confidential information of the Company or any Company Subsidiary;

xiii.	commence or settle any Action; or

xiv.
except as permitted by Section 6.03, announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing or take any action that would materially delay the consummation of the Arrangement.

For greater certainty, and notwithstanding the foregoing, the Company may incur Indebtedness in the ordinary course of business and consistent with past practice, without the prior written consent of Parent.

Section 5.02	Pre-Acquisition Transactions.

a)           Prior to the Effective Time, the Company agrees to (i) at the Purchaser’s expense, cooperate with and provide reasonable assistance to the Purchaser Parties in connection with the Purchaser Parties’ planning for and implementation of any such reorganizations of the business, operations, assets or corporate structure of the Company and the Company Subsidiary as the Purchaser Parties may request, acting reasonably (each a “Pre-Acquisition Transaction”), and (ii) at the Purchaser Parties’ expense, use commercially reasonable efforts to implement in advance of the Effective Time any Pre-Acquisition Transaction as reasonably requested by the Purchaser Parties. At the Purchaser Parties’ option, such Pre-Acquisition Transactions may include, without limitation, (i) formation of new Company Subsidiaries, (ii) merger, amalgamation or consolidation of existing Company Subsidiaries, (iii) transfer of securities in, or assets held by, existing Company Subsidiaries either by sale, dividend or contribution, and (iv) filing of any elections required or permitted under applicable Tax Laws relating to such transactions. However, the Company will not be required to implement any such Pre-Acquisition Transaction prior to the Effective Time unless it determines to its satisfaction, acting reasonably, that (A) such implementation will not delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (B) such implementation will not have an adverse impact on the Company Shareholders; and (C) the Arrangement will be consummated and the Effective Time will occur immediately following the completion of such Pre-Acquisition Transaction. The Purchaser Parties agree that any Pre-Acquisition Transaction that is implemented at the Purchaser Parties’ request in advance of the Effective Time will not be considered in determining whether a representation or warranty of the Company under this Agreement has been breached.

b)           To the extent that a Pre-Acquisition Transaction requires approval of the Company Shareholders under the CBCA, the Company shall at the Purchaser’s expense, (i) seek approval of the Company Shareholders for such Pre-Acquisition Transaction at the Company Meeting, (ii) include in the Circular a form of special resolution of the Company Shareholders (the “Transaction Resolution”) approving such Pre-Acquisition Transaction in form and substance acceptable to the Purchaser Parties, acting reasonably, either included within the Arrangement Resolution or separate from the Arrangement Resolution if so requested by the Purchaser Parties, and (iii) include in the Circular the unanimous recommendation of the Company Board that the Company Shareholders vote in favour of the Transaction Resolution.  Subject to the provisions of this Section 5.02, the provisions in this Agreement regarding the Company’s obligations respecting the approval of the Arrangement Resolution shall apply mutatis mutandis to the approval of the Transaction Resolution.

c)           Subject to the provisions of Sections 5.2(a) and 5.2(b), the Parties will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Transactions. Subject to the provisions of Sections 5.2(a) and 5.2(b), the Parties shall give effect to any Pre-Acquisition Transactions immediately before the Effective Time and shall seek to have them become effective immediately before the Effective Time (but after the Purchaser Parties shall have confirmed that all conditions in Sections 7.01 and 7.02 have been satisfied or waived by the Purchaser Parties and the Company shall have confirmed that all conditions in Sections 7.01 and 7.03 have been satisfied or waived by the Company).

Section 5.03	Covenants of the Company Regarding the Arrangement.

The Company will perform, and will cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser Parties in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company will and, where appropriate, will cause its Subsidiaries to:

a)           except as specifically permitted by Section 6.03, use all commercially reasonable efforts to obtain the Required Vote;

b)           unless this Agreement will have been terminated in accordance with Article VIII, submit this Agreement to the Company Shareholders at the Company Meeting even if the Company Board will have withdrawn, amended, modified or qualified its recommendation of this Agreement or the Arrangement;

c)           use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or the Company Subsidiary in connection with the Arrangement from other parties to the Material Contracts and, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, not pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such Person for such approval or consent, and (ii) not request of the Purchaser or any of its Affiliates to pay or commit to pay to any Person (other than a Governmental Entity) whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such Person for such approval or consent;

d)           use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or the Company Subsidiaries relating to the Arrangement;

e)           apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to the Company or the Company Subsidiaries which are typically applied for by a Person being acquired and, in doing so, keep the Purchaser reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for the Purchaser to provide its comments thereon; provided, however, that nothing in this Agreement shall require the Company or its Affiliates to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property or agreement of the Company or any of its Subsidiaries in order to obtain any such Regulatory Approval;

f)           use its commercially reasonable efforts to cause holders of at least holders of 60% of the Aggregate Outstanding Company Stock to execute the Escrow Agreement;

g)           use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Company or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

h)           use its commercially reasonable efforts to take all such action as may be required to be taken by the Company in order to make the exception provided by Section 3(a)(10) of the Securities Act available for the issuance of the Parent Common Stock pursuant to the Arrangement.

Section 5.04	Covenants of the Purchaser.

The Parent will perform, and will cause the Purchaser to perform, all obligations required or desirable to be performed by it under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Parent will, and where appropriate will cause the Purchaser to:

a)           use its commercially reasonable efforts to preserve intact the business, organization, assets, properties, goodwill and employees of the Parent and its Subsidiaries and other business relationships, continue to operate in the ordinary course of business, maintain its books, records and accounts in accordance with U.S. GAAP;

b)           use its commercially reasonable efforts to (i) effect all necessary registrations, filings and submissions of information required by Governmental Authorities, including, without limitation, pursuant to Investment Canada Act, Competition Act, U.S. Securities Laws and the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended, from Parent, Purchaser or any of Parent’s Subsidiaries relating to the Arrangement, (ii) take all such actions as may be required to be taken by Parent in order to make the exemption provided by Section 3(a)(10) of the Securities Act available for the issuance of Parent Common Stock pursuant to the Arrangement, and (iii)  cause the Parent Common Stock to be issued to the Company Shareholders pursuant to this Agreement and such Parent Common Stock to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to or as of the Effective Time;

c)           use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Purchaser Parties challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

d)           subsequent to the Closing, adhere to the existing Company policy (which is set out on Schedule 5.04(d) of the Company Disclosure Schedule) with respect to severance entitlements of employees of the Company;

e)           not: (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares; (iii) adjust, split, combine or reclassify its shares; (iv) amend or modify the terms of any of its shares; or (v) adopt a plan of liquidation or resolution providing for its liquidation or dissolution; and

f)           promptly notify the Company in writing of (i) any circumstance or development that, to the knowledge of the Parent, is or would reasonably be expected to have a Parent Material Adverse Effect or any change in any material fact set forth in the Parent SEC Documents, or (ii) any circumstance or development with respect to any legal action affecting the Parent or any of its Subsidiaries or affecting any of their respective properties or assets at law or in equity before or by any Governmental Entity that, to the knowledge of the Parent, is or would reasonably be expected to have a Parent Material Adverse Effect; provided that the delivery of any such notification will not modify, amend or supersede any representation or warranty of the Parent contained in this Agreement or in any certificate or other instrument delivered in connection herewith and will not affect any right of the Company hereunder;

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.01	Access to Information; Confidentiality.

a)           Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) provide to the Purchaser Parties and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives access, at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the Books and Records, and (ii) furnish as promptly as practicable to the Purchaser Parties such information in the Company’s possession concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries as the Purchaser Parties or its representatives may reasonably request.

b)           All information obtained by the parties pursuant to this Section 6.01 shall be kept confidential in accordance with the Confidentiality Agreement.

c)           Any investigation pursuant to this Section 6.01 shall not affect any representation or warranty of any party hereto or any condition to the obligations of the parties hereto.

Section 6.02	Privacy Matters.

a)           Notwithstanding the other provisions of this Agreement and the Confidentiality Agreement, this Section 6.02 shall apply with respect to Personal Information.

b)           Each Party acknowledges that it is responsible for compliance at all times with Privacy Laws which govern the collection, use and disclosure of Personal Information transferred to it by another Party in the course of the due diligence process leading to this Agreement or pursuant to or in connection with this Agreement ("Disclosed Personal Information").

c)           No Party shall use Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

d)           Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business of the Company and the completion of the Arrangement.

e)           Each of Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

f)           Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct and require those employees or advisors having access to such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties' obligations hereunder.  Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to its employees or advisors who have a bona fide need to access such information in order to complete the Arrangement.

g)           Each Party shall promptly notify the other of all inquiries, complaints, requests for access, and claims of which it is made aware in connection with the Disclosed Personal Information.  The Parties shall fully co-operate with one another, with the other Persons to whom the Personal Information relates, and any Governmental Authority charged with enforcement of Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.

h)           Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of the other Party, the Parties shall forthwith cease all use of the Personal Information acquired by it in connection with this Agreement and will return to the other or, at the other's request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Section 6.03	No Solicitation of Transactions.

a)           The Company shall, and shall cause the Company Subsidiaries, and its and their respective officers, directors, employees, agents or advisors or other representatives (including, without limitation, any financial advisor or investment banker, legal counsel or accountant retained by it) (“Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with third parties with respect to an Acquisition Proposal (as defined below).  The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or, except as and only to the extent permitted by Section 6.03(b), encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or, except as and only to the extent permitted by Section 6.03(b), enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or recommend or endorse any Acquisition Proposal, or authorize or permit any Representative of the Company or any of the Company Subsidiaries to take any such action.  The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, including any Support Agreement.

b)           Notwithstanding anything to the contrary in this Section 6.03, at any time prior to the Arrangement having been approved by the Company Shareholders, the Company Board may furnish information to, and enter into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal (that did not result from a breach of this Section 6.03), and with respect to which (i) the Company Board has determined, in its good faith judgment (after consultation with its financial advisor), that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), (ii) the Company Board has determined, in its good faith judgment after consultation with outside legal counsel, that, in light of such Superior Proposal, the failure to furnish such information or to enter into such discussions would result in a breach of its fiduciary obligations under applicable Law, (iii) the Company has satisfied its obligations under Section 6.03(c), (iv) the Company Board has provided written notice to the Purchaser Parties of its intent to furnish information or enter into discussions with such Person at least three Business Days prior to taking any such action, and (v) the Company Board has obtained from such Person an executed confidentiality agreement containing confidentiality provisions no less favourable to the Company than those contained in the Confidentiality Agreement.

c)           The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.03, immediately upon receipt thereof, the Company shall advise the Parent in writing of any request for information or any Acquisition Proposal, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal and the terms and conditions of such request for information, Acquisition Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to the Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request for information, Acquisition Proposal or inquiry or with whom any discussions or negotiations may be taking place.  The Company agrees that it shall keep the Purchaser informed of the status, terms and material details (including amendments or proposed amendments) of any such request for information, Acquisition Proposal or inquiry and keep the Purchaser informed as to the details of any information requested of or provided by the Company and as to the status and material terms of all substantive discussions or negotiations with respect to any such request, Acquisition Proposal or inquiry. The Company agrees that it shall simultaneously provide to the Purchaser any non-public information concerning the Company that may be provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Purchaser.

d)           “Acquisition Proposal” means any proposal or offer for a transaction, consolidation, business combination, sale or other transfer or disposition of substantial assets, sale, exchange, transfer of, or take-over bid for, shares of capital stock or other similar transaction (other than the Transactions) involving the Company or any Company Subsidiary.

e)           “Superior Proposal” means an unsolicited bona fide written offer made by a third party to consummate an Acquisition Proposal on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after consultation with its financial advisor), to be more favourable to the Company Shareholders, from a financial point of view, than the Transactions contemplated in this Agreement (including any amendments to this Agreement agreed to in writing by the Purchaser Parties in accordance with Section 6.03(f)), is reasonably capable of being consummated, and in respect of which, if the consideration is to be paid in cash or partly in cash, the third party has made at that time, in the good faith judgment of the Company Board, adequate arrangements to ensure that the required funds are available to effect payment in full for all Company Securities that the third party has offered to acquire.

f)           Prior to the Company entering into any agreement (a “Proposed Agreement”) with any Person providing for or to facilitate any Superior Proposal that did not result from the violation by the Company of Section 6.03(a), other than a confidentiality agreement as contemplated by Section 6.03(b), it shall provide the Purchaser with a copy of any Proposed Agreement not less than seven (7) Business Days prior to its proposed execution by the Company.  During such seven (7) Business Day period, the Company acknowledges and agrees that the Purchaser Parties shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement in order to provide for terms at least equivalent to those included in the Proposed Agreement.  The Company Board shall review any offer by the Purchaser Parties to amend the terms of this Agreement (an “Amended Offer”) to determine, acting in good faith and in accordance with its fiduciary duties, whether the Amended Offer would be at least as favourable to the Company Shareholders as the Superior Proposal provided for in the Proposed Agreement.  If the Company Board so determines, the Company will enter into an amended agreement with the Purchaser Parties reflecting the Amended Offer.  If the Company Board continues to believe, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the Amended Offer, and therefore rejects the Amended Offer, or if the Purchaser Parties do not amend the terms of this Agreement within the specified period, the Company shall be, subject to complying with its obligations under this Agreement, entitled to withdraw the Recommendation and accept, approve, recommend and enter into the Proposed Agreement, provided that, prior to, or concurrent with, entering into the Proposed Agreement, the Company: (A) pays to the Purchaser Parties a break fee equal to $250,000; and (B) reimburses all Expense Reimbursement Costs incurred by the Purchaser Parties, by wire transfer of same-day funds, which payment shall result in the termination of this Agreement, without further liability or obligation of the Company, save in the event that the Company has not complied with its obligations pursuant to this Article VI, in which case such payment shall not in any way relieve the Company from any Liabilities to the Purchaser Parties for any damages suffered by it as a result of the failure of the Company to comply with this Article VI.

g)           The Company shall as promptly as practicable reaffirm the Recommendation of the Transaction by press release after: (i) any written bona fide Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Purchaser Parties and the Company enter into an amended agreement under Section 6.03(f); any such press release shall be prepared in accordance with Section 6.07.

Section 6.04	Company Meeting.

Subject to the terms of this Agreement, the Company shall cause the Company Meeting to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the Arrangement Resolution. The Company Meeting shall be held no later than April 30, 2010, unless otherwise agreed by the Company and the Purchaser Parties, each acting reasonably. The Company shall provide notice to the Purchaser Parties of the Company Meeting and allow the Purchaser Parties’ representatives to attend the Company Meeting.  The Company shall conduct the Company Meeting in accordance with the rules of the TSXV, the CBCA, the by-laws of the Company and as otherwise required by applicable Laws.  The Company Board shall (i) include the Recommendation in the Circular, and (ii) use its reasonable commercial efforts to obtain the necessary vote by the Company Shareholders and the Company Optionholders in favour of the Arrangement Resolution.  The Company Board shall not withdraw, amend, modify or qualify in a manner adverse to the Purchaser Parties the Recommendation (or announce its intention to do so), except that, prior to the receipt of the Company Shareholders and the Company Optionholders approval, the Company Board shall be permitted to withdraw the Recommendation, following three Business Days’ prior notice to the Purchaser Parties, but only if (A) the Company has complied in all respects with Section 6.03 and Section 6.04 of this Agreement, and (B) after complying with Section 6.03(f) of this Agreement, the Company has entered into the Proposed Agreement.

Section 6.05	Notification of Certain Matters.

a)           The Company shall give prompt notice to the Purchaser Parties, and the Purchaser Parties shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any such notification pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

b)           The Company shall give prompt notice to the Purchaser Parties, and the Purchaser Parties shall give prompt notice to the Company, of: (i) any notice or other communication from any Governmental Authority in connection with the Transactions, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting it or, in the case of the Company, any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article V and Article VI or which relate to the consummation of the Transactions.

Section 6.06	Further Action; Reasonable Efforts.

a)           Upon the terms and subject to the conditions of this Agreement, (i) each of the Parties hereto shall as promptly as practicable after the date of this Agreement make all filings required to be made by it under applicable Laws; (ii) each of the Parties hereto shall use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Laws or otherwise to consummate expeditiously and make effective the Arrangement, including, without limitation, using its reasonable commercial efforts to obtain all Regulatory Approvals and consents, approvals of parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Arrangement and to fulfill the conditions to the completion of the Arrangement, including, without limitation, the Final Order; and (iii) the Company shall and where appropriate shall cause the Company Subsidiaries to: (A) advise the Purchaser Parties as reasonably requested, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at such meeting; and (B) provide the Purchaser Parties with a copy of any purported exercise of the Dissent Rights and written communications with such Company Shareholder purportedly exercising the Dissent Rights; and not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Arrangement.  Notwithstanding the foregoing, nothing herein shall require the Purchaser Parties, in connection with the receipt of any regulatory approval, to agree to sell or divest any material assets or business or agree to restrict in any material way any business conducted by or proposed to be conducted by Parent, any Parent Subsidiary, the Company or any Company Subsidiary, or to litigate or formally contest any proceeding relating to any regulatory approval process in connection with the Arrangement.

b)           Each of the parties hereto shall use its reasonable commercial efforts to cause its respective officers, employees, agents, auditors and representatives to cooperate with each other, prior to the Effective Date, to ensure the orderly combination of the Company and the Company Subsidiaries with the Purchaser Parties following the Effective Date and to minimize any disruption to the respective businesses of the Purchaser Parties, the Company and the Company Subsidiaries that might result from the Transactions.

Section 6.07	Purchaser.

Parent shall cause and shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.08	Public Announcements.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Purchaser Parties and the Company, each acting reasonably. Thereafter, unless otherwise required by applicable Law or the requirements of the NASDAQ or the TSXV, each of the Purchaser Parties and the Company shall use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Arrangement; provided, however, that this Section 6.08 shall terminate in the event the Company Board withdraws the Recommendation.

Section 6.09	Transfer Tax.

The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a Liability of any holder of the Company Common Stock.

Section 6.10	Company Stock Options.

The Company shall provide written notice to Parent of any exercise or purported exercise of a Company Stock Option immediately upon receipt by the Company of a notice of exercise or similar communication from a holder of Company Stock Options, and the Company shall not issue any shares of Company Common Stock to such holder of Company Stock Options for a period of not less than three Business Days after sending such notice to the Purchaser Parties.  Subject to the foregoing, the Company shall issue to each holder of Company Stock Options who is entitled to exercise same, and who shall do so prior to the Exercise Date in accordance with the terms and conditions governing the exercise thereof, and only to such holders, the Company Common Stock to which such holder is entitled pursuant to the exercise thereof; provided, however, that notwithstanding the foregoing, (i) Company Stock Options may be exercised only at the exercise price thereof in effect on the date hereof, and (ii) the Company shall not under any circumstances issue more than 3,007,249 shares of Company Common Stock, in the aggregate, to holders of Company Stock Options prior to the Effective Date.

Section 6.11	Company Warrants.

The Company shall provide written notice to the Purchaser Parties of any exercise or purported exercise of Company Warrants immediately upon receipt by the Company of a notice of exercise or similar communication from a holder of Company Warrants, and the Company shall not issue any shares of Company Common Stock to such holder of Company Warrants for a period of not less than three Business Days after sending such notice to the Purchaser Parties.

Section 6.12	Cancellation of Other Securities.

For greater certainty, any and all Company Securities other than Company Common Stock, shall be fully and finally cancelled and terminated immediately prior to the Effective Time, and the holders thereof shall have no further rights or entitlements thereunder.

Section 6.13	Support Agreements.

Contemporaneously with the execution of this Agreement, the Company shall deliver the Support Agreements duly executed by the Company Insiders and the Major Shareholders referred to in the Recitals hereof.

Section 6.14	Employment Arrangements.

At or before the Effective Date, the Purchaser and Justin Zinke shall have entered in to an employment agreement with either the Purchaser or the Company (the “Employment Agreement”), in a form satisfactory to the Purchaser and Justin Zinke, each acting reasonably together with an acknowledgment and agreement from Justin Zinke waiving any entitlement to any change of control payment from the Company in connection with completion of the Transactions (the “Acknowledgment”).

Section 6.15	Maintain Insurance.

From the date of this Agreement to the Effective Date, the Company shall, and shall cause each Company Subsidiary to, maintain insurance on and in respect of the business and assets of the Company and the Company Subsidiaries in like kind to, and in an amount not less than the amount of, insurance in respect thereof in effect on the date hereof.

Section 6.16	Fulfillment of Conditions.

The Company shall use its reasonable commercial efforts to fulfill or cause the fulfillment of the conditions set forth in Section 7.01 and Section 7.02 to the extent the fulfillment of the same is within the control of the Company.

Section 6.17	Indemnification.

a)           Each of the Purchaser Parties agrees that all rights to indemnification or exculpation now existing in favour of present or former directors or officers of the Company or any Company Subsidiary as provided in its articles of incorporation or by-laws, as amended, or indemnification agreements, in effect on the date of this Agreement shall survive the Transactions and shall continue in full force and effect for a period of not less than six years from the Effective Time and the Parent hereby causes the Purchaser to assume and the Purchaser hereby assumes, effective upon consummation of the Arrangement, all such liability with respect to any matters arising prior to the Effective Time.  For greater certainty, Section 3.11(a)(x) of the Company Disclosure Schedule sets out all such indemnification agreements in effect on the date hereof.

b)           The Parent shall cause to be maintained in effect, for not less than six years from the Effective Time, coverage equivalent to that in effect under the current policies of the directors’ and officers’ liability insurance maintained by the Company or any Company Subsidiary which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time.

c)           The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each present or former director or officer of the Company and each of the company Subsidiaries and their respective estates, heirs, legal representatives and assigns (collectively, the “Beneficiaries”) and the Parent acknowledges that the Company accepts the Parent’s covenants under this Section 6.17 as trustee for and on behalf of each of such Beneficiaries.

ARTICLE VII.
CONDITIONS

Section 7.01	Conditions Precedent to Each Party’s Obligations

The respective obligations of each party hereto to complete the Transactions shall be subject to the satisfaction, on or before the Effective Time, of each of the following conditions precedent and which may be waived only by the unanimous consent of all parties:

a)           Interim Order. The Interim Order shall have been obtained in form and substance satisfactory to each of the Parties, acting reasonably.

b)           Shareholder and Optionholder Approval. The Arrangement shall have been duly approved by the Company Shareholders and the Company Optionholders at the Company Meeting in accordance with the requirements of the Interim Order.

c)           Final Order. The Final Order shall have been obtained in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise.

d)           Approvals. All Regulatory Approvals shall have been obtained on terms and conditions satisfactory to the Parties.

e)           No Adverse Order. There shall not be in force any Order restraining, prohibiting, preventing or enjoining the consummation of the Transactions and there shall be no proceeding, whether of a judicial or administrative nature or otherwise brought by a Governmental Authority that relates to or results from the Transactions that would, if successful, result in an Order that would preclude completion of the Transactions in accordance with the terms and conditions hereof, would otherwise be inconsistent with any approvals which have been obtained or would result in a Company Material Adverse Effect.

f)           Material Limitations.  There shall not have been enacted, promulgated, enforced or issued by any Governmental Authority, and in effect, any Law which restrains or enjoins the consummation of the Arrangement or makes the Arrangement or other Transactions illegal.

Section 7.02	Conditions Precedent to Obligations of Parent and Purchaser.

The obligation of the Purchaser Parties to complete the Transactions is also subject to the fulfillment or satisfaction, on or before the Effective Time, of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser Parties and may be waived by Parent and any one or more of which, if not satisfied or waived, will relieve the Purchaser Parties of any and all obligations under this Agreement):

a)           Performance of Obligations. The Company shall have in all material respects performed and complied with all covenants, undertakings, obligations, agreements and conditions to be performed or complied with by it at or before the Effective Time pursuant to the terms of the Transaction Documents.

b)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties were made on and as of the Effective Time (provided that any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date), except as otherwise specifically permitted by this Agreement.

c)           Company Material Adverse Effect. Between the date hereof and the Effective Date, there shall not have occurred a Company Material Adverse Effect.

d)           Resolutions. The Company Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Company and the Company Subsidiaries, to permit the consummation of the Transactions and to terminate all entitlements under the Company Options and the Company Warrants that have not been validly exercised prior to the Effective Time.

e)           Employment Agreement.  Justin Zinke shall have entered into the Employment Agreement and shall have delivered the Acknowledgment.

f)           Escrow Agreement and Support Agreements. The Major Shareholders and Company Insiders holding not less than 51% of the issued and outstanding Company Common Stock, or any amount otherwise agreed to by the Parties, shall have entered into Support Agreements and the Escrow Agreement.

g)           Title to Company Securities. The Purchaser shall be satisfied, acting reasonably, that, upon completion of the Transactions, it will have acquired good and marketable title to all of the Company Securities.

h)           Capitalization of the Company. There shall be issued and outstanding not more than 59,005,486 shares of Company Common Stock, plus any  shares of Company Common Stock issued upon the exercise of Company Stock Options, Company Warrants in accordance with Section 6.10 and 6.11 hereof and the issuance of any shares of Company Common Stock in connection with the Shares for Service or pursuant to the exchange of Deferred Share Units.

i)            Assets and Liabilities. At the Effective Date, there shall not be any material adverse change in the assets and Liabilities of the Company from the Third Quarter Financial Statements, other than costs incurred in connection with the Transactions.

j)            Consents. Each of the consents referred to in Section 3.04 shall have been obtained on terms and conditions satisfactory to the Purchaser Parties, acting reasonably.

k)           Deferred Share Units. Each Deferred Share Unitholder shall have irrevocably agreed to exchange their Deferred Share Units for Shares of Company Common Stock (other than those holders of Deferred Share Units who had elected in the year 2010 to receive cash for their Deferred Share Units provided that the aggregate cash amount paid to such holders does not exceed $12,000.

l)           Bank Security. The Purchaser shall have received written confirmation from the Toronto Dominion Bank that as of the Closing there are no loans outstanding to the Company and shall have received written confirmation from the Toronto Dominion Bank that the general security agreement executed by the Company in favour of the Toronto Dominion Bank has been terminated.

m)          Shares Outstanding. The Purchaser shall have received from Computershare Trust Company a document setting out the number of issued and outstanding shares of Company Common Stock as at immediately prior to the Closing.

n)           Dissent Rights. Holders of shares of Company Common Stock representing in the aggregate 10% or more of the issued and outstanding Company Common Stock immediately prior to the Effective Date shall not have validly exercised Dissent Rights.

o)           Legal Prohibition, Unacceptable Terms.  There shall not exist any prohibition under applicable Law against the completion of the Transactions, and none of the consents, orders, authorizations, approvals or waivers contemplated herein shall contain terms or conditions or require undertakings or security that would result, either individually or in the aggregate, in a Company Material Adverse Effect.

p)           Withdrawal of Recommendation. The Company Board shall not have either (i) withdrawn any recommendation made by it that the Company Shareholders approve the Arrangement Resolution or modified, changed or qualified any such recommendation in a manner that has substantially the same effect or issued a recommendation that the Company Shareholders not vote in favour of the Arrangement Resolution or (ii) failed to reaffirm support of the Arrangement within five Business Days following an announcement made by a third party in respect of any Acquisition Proposal.

q)           Acquisition Proposal. The Company shall not have entered into any agreements in respect of an Acquisition Proposal other than a confidentiality agreement permitted to be entered into in accordance with Section 6.03(b).

r)           Certificate of Officer.  The Purchaser shall have received a certificate dated the Effective Date and signed by the Chief Executive Officer of the Company, certifying that the conditions specified in this Section 7.02 have been satisfied.

Section 7.03	Conditions Precedent to Obligations of the Company.

The obligation of the Company to complete the Transactions is subject to the fulfillment or satisfaction, on or before the Effective Time, of the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company and any one or more of which, if not satisfied or waived, will relieve the Company of any and all obligations under this Agreement):

a)           Performance of Obligations.  The Purchaser Parties shall have in all material respects performed and complied with all covenants, undertakings, obligations, agreements and conditions to be performed or complied with by them at or before the Effective Time pursuant to the terms of the Transaction Documents.

b)           Representations and Warranties. The representations and warranties of the Purchaser Parties contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties were made on and as of the Effective Time (provided that any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date), except as otherwise specifically permitted by this Agreement.

c)           Parent Material Adverse Effect. Between the date hereof and the Effective Date, there shall not have occurred a Parent Material Adverse Effect.

d)           Legal Prohibition, Unacceptable Terms. There shall not exist any prohibition under applicable Law against the completion of the Transactions.

e)           Certificate of Officer. The Company shall have received a certificate dated the Effective Date and signed by the Chief Executive Officer of Parent, certifying that, the conditions specified in this Section 7.03 have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.01	Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Date, whether before or after the approval by the Company Shareholders referred to in Section 7.01(b), by mutual written consent of the Company and the Parent.

Section 8.02	Termination by Parent or the Company.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Date by action of the Board of Directors of either the Parent or the Company if:

a)           The Transactions shall not have been completed by the Drop Dead Date, whether such date is before or after the date of approval by the Company Shareholders (the “Termination Date”);

b)           The approval of the Company Shareholders and the Company Optionholders required by Section 7.01(b) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or;

c)           Any Governmental Authority of competent jurisdiction shall have issued a non-appealable final Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, provided, however, that the right to terminate this Agreement pursuant to paragraph (a) or (b) above shall not be available to any party that has breached or failed to fulfill any of its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Transactions to occur before the Termination Date or the failure to obtain the approval of the Company Shareholders.

Section 8.03	Termination for Breach of Representations and Warranties.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Date:

a)           By the Company, subject to its having complied and being in compliance with all of its obligations under this Agreement, in the event of a material breach by a Purchaser Party of any representation, warranty, covenant or agreement made by it contained in this Agreement or if any representation or warranty made by a Purchaser Party shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and if such breach or inaccuracy shall not be cured within twenty (20) Business Days after delivery of written notice thereof by the Company to Parent; or

b)           By the Parent, subject to the Purchaser Parties having complied and being in compliance with all of their obligations under this Agreement, in the event of a material breach by the Company of any representation, warranty, covenant or agreement made by it contained in this Agreement or if any representation or warranty made by the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and if such breach or inaccuracy shall not be cured within twenty (20) Business Days after delivery of written notice thereof by the Purchaser Party to the Company.

c)           By the Company, if any condition specified to be for the benefit of the Company under Section 7.01 or 7.03, other than a condition set out in Section 7.03(a) or (b), shall not have been satisfied on or prior to the date on which it is required to be satisfied and the provisions of Section 8.03(a) do not otherwise apply thereto.

d)           By the Parent, if any condition specified to be for the benefit of the Purchaser Parties under Section 7.01 or 7.02, other than a condition set out in Section 7.02(a) or (b), shall not have been satisfied on or prior to the date on which it is required to be satisfied and the provisions of Section 8.03(b) do not otherwise apply thereto.

Section 8.04	Termination by Parent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by written notice given to the Company by Parent:

a)           If the Company or the Company Board shall have (i) withdrawn, modified or amended in any respect adverse to Parent the Recommendation or failed to publicly reaffirm the Recommendation (as required by Section 6.03(g)), (ii) approved, publicly recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, publicly recommend, enter into an agreement with respect to, or consummate, any Acquisition Proposal from a person other than the Parent, the Purchaser or any of their respective Affiliates, or (iii) failed to include in the Circular the Recommendation;

b)           At any time prior to the Effective Date, if there is a breach by a Company Securityholder of any representation, warranty, covenant or agreement made by it in a Support Agreement, which breach shall remain uncured prior to that date which is ten (10) Business Days prior to the Company Meeting and which breach, in Parent’s opinion, acting reasonably, could be expected to result in the approval of the Company Shareholders and the Company Optionholders required by Section 7.01(b) not being received;

c)           If the Company Board shall have approved, publicly recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, publicly recommend, enter into an agreement with respect to, or consummate, a Superior Proposal; or

d)           If holders of shares of Company Common Stock representing in the aggregate 10% or more of the issued and outstanding Company Common Stock immediately prior to the Effective Date have validly exercised Dissent Rights.

Section 8.05	Effect of Termination and Abandonment.

a)           In the event of the termination of this Agreement by the Purchaser or the Company, as provided in this Article VIII, this Agreement (other than as set forth below) shall forthwith become void and there shall be no liability hereunder on the part of the Company, the Parent or the Purchaser or their respective officers or directors to perform any of their obligations hereunder (except that Section 6.01(b), this Section 8.05, Section 9.03, Section 9.09 and Section 9.10 shall survive such termination); provided, however, that nothing contained in this Section 8.05 shall relieve any party from any Liability for any willful or intentional breach of this Agreement.

b)           In the event that this Agreement is terminated by the Parent pursuant to Section 8.02(b), Section 8.04(b) or Section 8.04(d), and the Parent is not otherwise entitled to receive from the Company the termination fees and Expense Reimbursement Costs contemplated in sub-sections (c) and (d) below, the Company shall pay to Parent the Expense Reimbursement Costs incurred by the Purchaser Parties, up to a maximum amount of $200,000

c)           In the event that this Agreement is terminated:

i.	by Parent pursuant to Section 8.03(b), Section 8.03(d), Section 8.04(a) or Section 8.04(c); or

ii.
by either Parent or the Company pursuant to Section 8.02(a), but, in such case, only if prior to such termination a third party has announced an Acquisition Proposal and, within 3 months following termination of this Agreement, the Company accepts, approves, recommends or enters into such Acquisition Proposal, the Company shall: (A) pay to the Purchaser Parties a termination fee equal to $250,000; and (B) reimburse the Purchaser Parties for all out-of-pocket costs and expenses incurred by Parent and Purchaser in connection with the Transactions.

d)           In the event that this Agreement is terminated by Parent pursuant to Section 8.02(b) or Section 8.04(b) and there has been, at any time after the date hereof and prior to the holding of the Company Meeting, an Acquisition Proposal or any public announcement by any third party of an Acquisition Proposal or an intent to make an Acquisition Proposal, the Company shall: (A) pay to the Purchaser Parties a termination fee equal to $250,000; and (B) reimburse the Purchaser Parties for all Expense Reimbursement Costs incurred by the Purchaser Parties in connection with the Transactions.

e)           In the event that this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(c), the Parent shall: (A) pay to the Company a termination fee equal to $250,000; and (B) reimburse the Company for Expense Reimbursement Costs incurred by the Company in connection with the Transactions.

f)           Other than as set out in section 6.03(f), any applicable termination fees and reimbursement payments must be paid within two Business Days of the termination date of this Agreement (or in the case of Section 8.05(c)(ii), within two Business Days of the date the Company accepts, approves, recommends or enters into the Acquisition Proposal).

ARTICLE IX.
GENERAL PROVISIONS

Section 9.01	Survival of Representations and Warranties.

Subject to Section 8.05(a), the representations and warranties of each of the Company, the Parent and the Purchaser contained herein shall not survive the completion of the Transactions and shall expire and be terminated on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.

Section 9.02	Amendments, Modification and Waiver.

a)           Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the Parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Effective Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Purchaser Parties or, in the case of a waiver, by the party against whom the waiver is to be effective; provided further, however, that, after the approval of this Agreement by the Company Shareholders, no such amendment shall be made except as allowed under applicable Law.

b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by electronic means, by overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to the Parent:

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware
19710
Facsimile No: (302) 656-1703
Email: jmoore@acornenergy.com
Attention: Chairman and Chief Executive Officer

If to the Purchaser:

Coreworx Inc.
22 Frederick Street
Suite 800
Kitchener, Ontario
N2H 6M6
Facsimile No. (519) 772-3182
Attention: Chief Executive Officer

with copies to:

Wildeboer Dellelce LLP
365 Bay Street
Suite 800
Toronto, Ontario
M5H 2V1
Facsimile No.:  (416) 361-1790
Email: rwortzman@wildlaw.ca
Attention: Robert Wortzman

- and -

Eilenberg & Krause LLP
11 East 44th Street
Suite 1900
New York, New York
10017
Facsimile No. (212) 986-2399
Email: sk@ezlaw.com
Attention: Sheldon Krause

if to the Company:

Decision Dynamics Technology Ltd.
300, 717 – 7th Avenue SW
Calgary, Alberta
T2P 0Z3
Facsimile No.: (403) 451-0708
Email: justin.zinke@ddytech.com
Attention: Chief Executive Officer

with copies to:

Fraser Milner Casgrain LLP
10180 - 101 Street
Edmonton, Alberta
T5J 3V5
Facsimile No.: (780) 423-7276
Email: shane.stevenson@fmc-law.com
Attention: Shane Stevenson

or to such other person or address as any party shall specify by notice in writing to each of the other Parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 9.04	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05	Entire Agreement; Assignment.

This Agreement, together with the Annexes, Exhibits and Schedules hereto and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of each Party hereto.

Section 9.06	Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07	Interpretation.

References herein to the “knowledge of the Company” shall mean the actual knowledge of any one of the Chief Executive Officer, the Chief Financial Officer or the directors of the Company and the Company Subsidiaries.  References herein to the “knowledge of the Parent” shall mean the actual knowledge of the “officers” of Parent (as such term is defined in Rule 3b-2 promulgated under the Exchange Act).  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.  The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. References to “hereof” shall mean this Agreement and references to the “date hereof” shall mean the date of this Agreement.  The Parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other agreement or document given pursuant to this Agreement.

Section 9.08	Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 9.09	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent mandatorily governed by the law of another jurisdiction. Each of the Parties hereto (i) irrevocably consents to the exclusive jurisdiction and venue of the Courts of the Province of Ontario in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and (ii) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 9.10	Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the Transaction Documents or the Transactions.  Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this the Transaction Documents and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11	Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12	Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13	Adjustment.

In the event of any subdivision, consolidation, reclassification or other change to the Parent Common Stock prior to the Effective Date, all appropriate adjustments shall be made, mutatis mutandis, in respect of the Purchase Consideration.

Section 9.14	Currency.

For greater certainty, all dollar amounts expressed in this Agreement (unless otherwise expressly provided for herein) or in the Company Disclosure Schedule (unless otherwise expressly provided for therein) are in Canadian dollars.

- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECISION DYNAMICS TECHNOLOGY LTD.	ACORN ENERGY, INC.

By:	By:
Name:	Name:
Title:	Title:

COREWORX INC.

By:
Name:
Title:

ANNEX I.
ARRANGEMENT RESOLUTION
SPECIAL RESOLUTION OF THE COMPANY SHAREHOLDERS AND OPTIONHOLDERS

BE IT RESOLVED THAT:

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Decision Dynamics Technology Ltd.. (the “Company”), as more particularly described and set forth in the management proxy circular, including all appendices thereto, (the “Circular”) of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted;

The Plan of Arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Annex II to the Arrangement Agreement made as of March 2, 2010 among Acorn Energy, Inc., Coreworx Inc. and the Company (the “Arrangement Agreement”), (as the Plan of Arrangement may be or may have been amended) is hereby approved and adopted;

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders and the Company Optionholders (all as defined in the Circular) or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the directors of the Company are hereby authorized and empowered (i) to amend the Arrangement Agreement, or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement;

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing; and

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing special resolution and the matters authorized hereby, such determination to he conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing or any such act or thing.

ANNEX II.
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE I.
INTERPRETATION

Section 1.01	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.  All other terms that are capitalized herein, and not otherwise defined in this Agreement, shall have the meaning attributed to them in the Arrangement Agreement.

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.02 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Agreement” means the arrangement agreement made as of the 2nd day of March, 2010, among the Purchaser Parties and the Company, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

“Arrangement Resolution” means the special resolution of the Company Shareholders and the Company Optionholders approving the Plan of Arrangement as required by the Interim Order and applicable law, to be substantially in the form attached to the Circular.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

“Business Day” means any day on which banks are not required or authorized to close in the City of Toronto or the City of Calgary or the City of Edmonton.

“CBCA” means the Canada Business Corporations Act as in effect as of the date hereof and as may be amended from time to time prior to the Effective Time.

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to Section 192(7) of the CBCA after the Articles of Arrangement have been filed.

“Circular” means the notice of the Company Meeting, accompanying management proxy circular and forms of proxy, including all appendices thereto, to be sent to the Company Shareholders or the Company Optionholders, as applicable, in connection with the Company Meeting, as same may be amended from time to time.

“Company” means Decision Dynamics Technology Ltd., a corporation existing under the CBCA.

“Company Common Stock” means the Company’s common shares without par value.

“Company Meeting” means the special meeting of the Company Shareholders and the Company Optionholders, including any adjournment thereof, to be called and held in accordance with the Interim Order, to consider the Arrangement, and for any other proper purpose as may be set out in the notice for such meeting.

“Company Optionholders” means the holders of Company Stock Options.

“Company Securities” means Company Common Stock, Company Warrants, Company Stock Options and any other shares or securities of any nature issued by the Company from time to time, the holders of which are entitled to exercise voting rights at the Company Meeting or in connection with the Arrangement or any part thereof.

“Company Securityholders” or “holders” means the holders of Company Securities from time to time.

“Company Shareholders” means the holders of Company Common Stock.

“Company Stock Options” means, at any time or times, the options to purchase shares of Company Common Stock, granted under the Company Stock Option Plan, whether or not exercisable and whether or not vested, being outstanding and unexercised, at such time or times.

“Company Stock Option Plan” means, collectively, the stock option plan of the Company as amended to date and as it may be further amended from time to time as expressly permitted by this Agreement.

“Company Warrants” means the share purchase warrants issued by the Company on June 29, 2007, to MMV Financial Inc., that are exercisable for an aggregate of 1,265,000 shares of Company Common Stock at an exercise price of Cdn.$0.305 per share.

“Company Warrantholders” means the holders of Company Warrants.

“Consideration Value” means 1,000,000 shares of Parent Common Stock.

“Court” means the Court of Queen’s Bench of Alberta.

“Depositary” means such trust company or other Person as may be appointed by Parent, from time to time, to act as depositary for the purpose of the Arrangement.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning ascribed thereto in Section 3.1.

“Drop Dead Date” means May 28, 2010, or such later date as may be mutually agreed by the parties to the Arrangement Agreement.

“Effective Date” means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date.

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date.

“Exercise Date” means the date that is two Business Days prior to the Effective Date.

“Exchange Ratio” means 1,000,000 divided by that number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the number of shares of Company Common Stock issued in exchange for the Company Warrants pursuant to Section 2.03(a) of this Plan of Arrangement).

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

“Governmental Authority” means: (i) any domestic or foreign, national, federal, provincial, state, county, local, municipal or regional government or body; (ii) any multinational, multilateral or international body; (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel; or (vi) any person employed by, acting for, or on behalf of, any of the foregoing bodies.

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.02 of the Arrangement Agreement.

“Letter of Transmittal” means the letter of transmittal for use by the Company Shareholders, in the form accompanying the Circular.

“Liens” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, claims or rights of third parties of any kind, including, without limitation, any option, agreement, right of first refusal or right of first offer or limitation on voting rights.

“Meeting Date” means the date of the Company Meeting.

“NASDAQ” means the NASDAQ Global Market.

“Noon Spot Rate” means, on any day, the Noon Spot Rate on such day of the Bank of Canada for one U.S. dollar expressed in Canadian dollars.

“Parent” means Acorn Energy, Inc., a corporation existing under the laws of the State of Delaware.

“Parent Common Stock” means the common stock of Parent, par value U.S. $0.01 per share, that is listed on the NASDAQ.

“Person” shall be broadly interpreted and includes any natural person, legal person, partnership, limited partnership, joint venture, unincorporated association or other organization, trust, trustee, executor, administrator or liquidator, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted and whether or not a legal entity.

“Purchaser” means Coreworx Inc., a corporation existing under the Business Corporation Act (Ontario).

“Purchaser Parties” means, collectively, Parent and Purchaser.

“Share Accumulation Plan” means the share accumulation plan of the Company dated March 9, 2006.

“Warrant Exchange Shares” means that number of shares of Company Common Stock equal to the fair value of the Company Warrants as determined by a third party valuator.

Section 1.02	Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

Section 1.03	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

Section 1.04	Currency

Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in Canadian dollars.

Section 1.05	Time

Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time in Calgary, Alberta.

Section 1.06	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

ARTICLE II.
ARRANGEMENT

Section 2.01	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Parent, (iii) the Purchaser, and (iv) all Company Securityholders.

Section 2.02	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.03	Arrangement

The Articles of Arrangement shall be filed and the Certificate shall be issued with respect to the Arrangement in its entirety.  The Certificate shall be conclusive evidence that the Arrangement has become effective in accordance with its terms in the sequence provided herein.  At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

Company Warrants

(a)           The Company Warrants shall be exchanged for the Warrant Exchange Shares.

Company Common Stock

(b)           Each outstanding share of Company Common Stock (that is not held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its shares of Company Common Stock (other than shares of Company Common Stock held by the Parent or any Subsidiary of the Parent which Company Common Stock shall not be transferred under the Arrangement and shall be cancelled at the Effective Time and cease to exist)), will be transferred by the holder thereof to, and acquired by, Purchaser without any act or formality on the part of the holders of such Company Common Stock or the Purchaser, free and clear of all Liens in exchange, with respect to each share of Company Common Stock held by such holder, in exchange for that fraction of a share of Parent Common Stock equal to the Exchange Ratio in accordance with Article 4, and the name of each such holder of Company Common Stock will be removed from the register of holders of Company Common Stock and added to the register of holders of Parent Common Stock, as applicable.

(c)           With respect to each share of Company Common Stock transferred and acquired in accordance with section 2.03(b): (i) the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise required to transfer such share of Company Common Stock in accordance with section 2.03(b) and such holder shall cease to be the holder of such transferred Company Common Stock; and (ii) The Purchaser shall be deemed to be the beneficial owner of all of the shares of Company Common Stock transferred and acquired in accordance with section 2.03(b), free and clear of all Liens, and the Purchaser’s name shall be entered on the register of holders of Company Common Stock as the legal holder thereof.

Company Options

(d)           Each Company Option, if any, that has not been exercised prior to the Effective Time shall be cancelled and terminated and shall cease to represent any right or claim whatsoever.

Other Securities

(e)           Any and all other securities of the Company that may be exercised for, or converted into, shares of capital stock of the Company or shares of Parent Common Stock including any entitlements under the Share Accumulation Plan or Shares for Services (other than Company Stock Options and Company Warrants) shall be fully and finally cancelled and terminated on the Effective Date, and the holders thereof shall have no further rights or entitlements thereunder.

ARTICLE III.
RIGHTS OF DISSENT

Section 3.01	Rights of Dissent

Holders of the Company Common Stock may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Edmonton time) on the Business Day preceding the Company Meeting or received by the Chairman of the Company Meeting before commencement of the Company Meeting.  Any holders of Company Common Stock who does not so provide written objection to the Arrangement Resolution before the commencement of the Company Meeting shall not have a right to dissent with respect to the Arrangement.

Holders of the Company Common Stock who duly exercise such rights of dissent and who:

(a)           are ultimately determined to be entitled to be paid fair value for their Company Common Stock shall be deemed to have transferred such Company Common Stock to the Purchaser in accordance with Section 2.2(b) hereof and shall be entitled to be paid the fair  value therefor as provided in section 190 of the CBCA; or

(b)           are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Stock shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of the Company Common Stock and shall receive from the Purchaser the Purchase Consideration on the basis determined in accordance with, Section 2.2(a) hereof;

but in no case shall Parent, the Purchaser, the Company or any other Person be required to recognize such holders as holders of Company Common Stock after the Effective Time, and the names of such holders of Company Common Stock shall be deleted from the registers of holders of Company Common Stock at the Effective Time.

For greater certainty, in addition to any other restrictions in section 190 of the CBCA, no Company Shareholders who has voted in favor of the Arrangement shall be entitled to dissent with respect to the Arrangement.

ARTICLE IV.
CERTIFICATES

Section 4.01	Company Common Stock

At or promptly after the Effective Date, Parent will deposit with the Depositary a certificate representing the Parent Common Stock payable and issuable in accordance with the provisions of Article 2 hereof. On and after the Effective Time, certificates formerly representing Company Common Stock prior to the Effective Time (other than shares of Company Common Stock held by Parent or the Purchaser or any Affiliate thereof) shall cease to represent such shares and shall represent only the right to receive the consideration therefor specified in Section 2.2 in accordance with the terms of the Arrangement, subject to compliance with the requirements set forth in this Article 4.

As soon as practicable after the Effective Date, upon a Company Shareholder depositing with the Depositary certificates representing shares of Company Common Stock accompanied by a duly-completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, Purchaser shall cause the Depositary to deliver, to the Company Shareholder or otherwise in accordance with the Letter of Transmittal, the share certificates evidencing the shares of Parent Common Stock to which such Company Shareholder is entitled in accordance with the terms of the Arrangement.

Section 4.02	Other Securities

At the Effective Time, each and every certificate, document, agreement or other instrument, if any, formerly representing any and all other securities of the Company that may be exercised for, or converted into, shares of capital stock of the Company or shares of Parent Common Stock, shall be and shall be deemed to be cancelled, void and of no further force and effect without any further authorization, act or formality.

Section 4.03	Lost Certificates

If any certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were exchanged pursuant to Article 2 hereof, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will, subject to the terms hereof, issue in exchange for such lost, stolen or destroyed certificate, a certificate representing the shares of Parent Common Stock payable in respect thereof.  When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the Person to whom a certificate representing shares of Parent Common Stock to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Depositary and Parent in such sum as Parent may reasonably direct or otherwise indemnify the Depositary, the Company and Purchaser Parties in a manner satisfactory to them against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.04	Unclaimed Certificates

Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than shares of Company Common Stock held by Parent or the Purchaser or any Affiliate thereof) that has not been surrendered with all other documents and instruments required by this Article 4 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against the Company or any Purchaser Party and the right of such Company Shareholder to receive shares of Parent Common Stock, shall, on the sixth anniversary of the Effective Date, be deemed to have been surrendered and forfeited to Purchaser, together with all entitlements to dividends, distributions and any interest thereon held for such former Company Shareholder, for no consideration.

Section 4.05	Withholding Rights

Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration payable to any Company Shareholder, such amounts as Purchaser or the Depositary is required to deduct and withhold with respect to such payment under applicable Tax Laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Company Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE V.
AMENDMENTS

Section 5.01	Amendments to Plan of Arrangement

The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to the Company Shareholders and the Company Optionholders.

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Company Shareholders and the Company Optionholders voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Company and Parent and (ii) if required by the Court, it is communicated to or consented to by the Company Shareholders and the Company Optionholders.

ARTICLE VI.
FURTHER ASSURANCES

Section 6.01	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.